Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

May 7, 2010,

among

ASPECT SOFTWARE PARENT, INC.,

ASPECT SOFTWARE INTERMEDIATE HOLDINGS LLC,

ASPECT INTERNATIONAL LLC,

ASPECT SOFTWARE, INC.,

as Borrower,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Issuing Bank,

and

JPMORGAN CHASE BANK, N.A. and BANK OF AMERICA, N.A.,

as Co-Syndication Agents,

J.P. MORGAN SECURITIES INC. and

BANC OF AMERICA SECURITIES LLC,

as Joint Bookrunners and Co-Lead Arrangers

[CS&M Ref. 6701-831]

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3

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SCHEDULES:

Schedule 1.01 — Existing Letters of Credit

Schedule 1.02 — Mortgaged Properties

Schedule 1.03 — Permitted Holders

Schedule 2.01 — Commitments

Schedule 3.05(b) — Intellectual Property

Schedule 3.05(c) — Real Property

Schedule 3.06 — Disclosed Matters

Schedule 3.12 — Subsidiaries

Schedule 3.13 — Insurance

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.04 — Existing Investments

Schedule 6.09 — Transactions with Affiliates

Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B-1	— Form of Opinion of Kirkland & Ellis LLP
Exhibit B-2	— Form of Opinion of Local Counsel
Exhibit C	— Form of Collateral Agreement
Exhibit D	— Form of Perfection Certificate
Exhibit E	— Form of Intercreditor Agreement
Exhibit F-1	— U.S. Tax Certificate (Foreign Lender that is not a Partnership)
Exhibit F-2	— U.S. Tax Certificate (Foreign Lender that is a Partnership)
Exhibit F-3	— U.S. Tax Certificate (Non-U.S. Participant that is not a Partnership)
Exhibit F-4	— U.S. Tax Certificate (Non-U.S. Participant that is a Partnership)
Exhibit G	— Foreign Subsidiary Rationalization Chart
Exhibit H	— Form of TopCo Guarantee Agreement

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CREDIT AGREEMENT dated as of May 7, 2010 (this “Agreement”), among ASPECT SOFTWARE PARENT, INC., a Delaware corporation (“Parent”), ASPECT SOFTWARE INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Intermediate Holdings”), ASPECT INTERNATIONAL LLC, a Delaware limited liability company (“Holdings”), ASPECT SOFTWARE, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank, and JPMORGAN CHASE BANK, N.A. and BANK OF AMERICA, N.A., as Co-Syndication Agents.

In consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree, subject to the satisfaction of the conditions set forth herein, as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lenders” has the meaning assigned to such term in Section 2.20(c).

“Additional Second-Lien Debt” means senior secured Indebtedness of the Borrower that (a) does not have a maturity date that is earlier than the date that is 91 days after the latest maturity date of any Commitment or Loan, (b) has a weighted average life that is longer than the weighted average life of each Class of the then-remaining Term Loans and (c) contains terms (including covenants, events of default, remedies, redemption provisions and change of control provisions) that are market terms on the date of issuance, provided that such covenants and events of default, taken as a whole, are not materially more restrictive than the covenants and defaults contained in this Agreement and the other Loan Documents and do not require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specified actions (unless (x) except as provided in the immediately succeeding subclause (y), such financial performance standards (and the associated definitions, to the extent used in determining or calculating such financial performance standards) are identical in all respects to the financial performance standards set forth in this Agreement and (y) the levels for each such financial performance standard are increased (or, in the case of the Interest Coverage Ratio, reduced) by 0.75 above (or, in the case of the Interest Coverage Ratio, below) the corresponding levels for the financial performance standards set forth in this Agreement).

“Additional Second-Lien Debt Documents” means the indenture or indentures under which any Additional Second-Lien Debt (or any extension, renewal or replacement thereof) is issued, all side letters, instruments, agreements and other documents evidencing or governing any Additional Second-Lien Debt (or any extension, renewal or replacement thereof), providing for any Guarantee, Lien or other right in respect thereof, or affecting the terms of the foregoing, and all schedules, exhibits and annexes to each of the foregoing.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period (or, solely for purposes of clause (c) of the defined term “Alternate Base Rate”, for purposes of determining the Alternate Base Rate as of any date), an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period (or such date, as applicable) multiplied by (b) the Statutory Reserve Rate. Notwithstanding the foregoing, in connection with the determination of the interest rate payable in respect of any Eurodollar Term Borrowing or ABR Term Borrowing, the Adjusted LIBO Rate will be deemed to be 1.75% per annum if the Adjusted LIBO Rate calculated pursuant to the foregoing provisions would otherwise be less than 1.75% per annum.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Subordination Agreement” means the Affiliate Subordination Agreement dated as of the date hereof, among the Administrative Agent, each Loan Party and each other Subsidiary party thereto from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1.00%. For purposes of clause (c) of this defined term, the LIBOR Rate used to determine the Adjusted LIBO Rate on any day shall be based on the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments outstanding at such time represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most-recently in effect, giving effect to any assignments of Revolving Loans and LC Exposures that occur after such termination or expiration.

“Applicable Rate” means, for any day with respect to any Tranche B Term Loan, any Revolving Loan and the commitment fees payable pursuant to Section 2.12(a), the applicable rate per annum set forth below under the heading “Eurodollar Tranche B Term Loan”, “ABR Tranche B Term Loan”, “Eurodollar Revolving Loan”, “ABR Revolving Loan” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the date that is 10 Business Days after the end of the fiscal quarter of the Borrower for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b):

Leverage Ratio:	Eurodollar Tranche B Term Loan	ABR Tranche B Term Loan
Category 1 Greater than or equal to 3.50:1.00	4.50%	3.50%

Category 2 Less than 3.50:1.00	4.25%	3.25%

Leverage Ratio:	Eurodollar Revolving Loan	ABR Revolving Loan	Commitment Fee Rate
Category 1 Greater than or equal to 3.75:1.00	4.50%	3.50%	0.750%

Category 2 Less than 3.75:1.00 but greater than or equal to 2.50:1.00	4.25%	3.25%	0.625%

Category 3 Less than 2.50:1.00	4.00%	3.00%	0.500%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements and related certificate of the Borrower’s Financial Officer indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio shall be deemed to be in Category 1 (x) as of the Effective Date and prior to the initial date of delivery to the Administrative Agent of the consolidated financial statements and the related certificate of the Borrower’s Financial Officer required to be delivered by the Borrower pursuant to Section 5.01(a) or (b) and Section 5.01(c) and (y) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements or related certificate of its Financial Officer required to be delivered by it pursuant to Section 5.01(a) or (b) and Section 5.01(c), as the case may be, during the period from the expiration of the time for delivery thereof until such consolidated financial statements and related certificate of its Financial Officer are delivered.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arrangers” means, collectively, J.P. Morgan Securities Inc. and Banc of America Securities LLC, each acting in its capacity as a co-lead arranger and joint bookrunner in respect of the credit facilities hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Parent, the Borrower and the Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Parent for such period prepared in accordance with GAAP and (b) Capital Lease Obligations and Synthetic Lease Obligations incurred by Parent, the Borrower and the Subsidiaries during such period, but excluding in each case any such expenditure (i) made to restore, replace, rebuild, develop, maintain, improve or upgrade property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation or similar awards (or payments in lieu thereof) or damage recovery proceeds or other settlements relating to any damage, loss, destruction or condemnation of such property, (ii) constituting reinvestment of (A) the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, to the extent permitted by Section 2.11(c), or (B) the net proceeds of any disposition of assets outside the ordinary course of business that does not constitute a Prepayment Event, (iii) made by the Borrower or any Subsidiary as payment of the consideration for a Permitted Acquisition (including any property, plant or equipment purchased as part of such Permitted Acquisition), (iv) made by Parent, the Borrower or any Subsidiary to effect leasehold improvements to any property leased by Parent, the Borrower or such Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord, (v) actually paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period), (vi) constituting research and development expenditures that are treated as additions to property, plant and equipment or other capital expenditures in accordance with GAAP and (vii) made with the cash proceeds from the sale or issuance of, or capital contributions in respect of, Equity Interests of Parent after the Effective Date.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Change in Control” means (a) the failure of (i) TopCo prior to an IPO (and, if TopCo is the Public Company, after an IPO) to own, directly or indirectly through one or more wholly owned subsidiaries, 100% of the Equity Interests in the Parent or (ii) Parent to own, directly or indirectly through one or more wholly owned Subsidiaries, 100% of the Equity Interests in the Borrower, (b) prior to an IPO, the failure by the Sponsor and/or the Sponsor Affiliates collectively to own, directly or indirectly through a wholly owned subsidiary, beneficially and of record, Equity Interests in TopCo representing at least 20% of each of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests in TopCo, (c) (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Effective Date), other than any Permitted Holder, of Equity Interests representing more than 20% (prior to an IPO) or 35% (after an IPO) of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in TopCo and (ii) the ownership, directly or indirectly, beneficially or of record, by the Sponsor and/or the Sponsor Affiliates of Equity Interests in TopCo representing in the aggregate a lesser percentage of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in TopCo owned, directly or indirectly, by such Person or group, (d) the occupation of a majority of the seats (other than vacant seats) on the board of directors of TopCo (prior to an IPO) or the Public Company (after an IPO) by Persons who were neither (i) nominated by the board of directors of TopCo or the Public Company, as the case may be, or the Sponsor or any Sponsor Affiliate (or nominated by a third party, which nomination is approved by such board of directors) nor (ii) appointed by directors so nominated or (e) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in any Second-Lien Notes Documents, Additional Second-Lien Debt Documents or any indenture or agreement in respect of any other Material Indebtedness of Parent, the Borrower or any Subsidiary.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche B Term Loans or Incremental Term Loans, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche B Term Commitment or a Commitment in respect of any Incremental Term Loans, and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class. Incremental Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“CLO” has the meaning assigned to such term in Section 9.04(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the date hereof, among Parent, the Borrower, the Subsidiary Loan Parties and the Administrative Agent, and substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from each Loan Party (i) either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (y) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party and (ii) with respect to any Loan Party that directly owns Equity Interests of (A) a Techno IP Holder or (B) on and after the second anniversary of the Effective Date, a Material Foreign Subsidiary, a counterpart of each Foreign Pledge Agreement that the Administrative Agent determines, based on the advice of counsel, to be necessary or advisable in connection with the pledge of, or the granting of security interests in, Equity Interests of such Techno IP Holder or such Material Foreign Subsidiary, as the case may be, in satisfaction of clause (b) below, in each case duly executed and delivered on behalf of such Loan Party and, if required under applicable law, such Techno IP Holder or such Material Foreign Subsidiary, as the case may be;

(b) all outstanding Equity Interests of the Borrower and each Subsidiary and all other Equity Interests, in each case owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement or (to the extent required by clause (a)(ii) of this defined term) a Foreign Pledge Agreement (except that the Loan Parties shall not be required to pledge (x) more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary, (y) the Equity Interests of any Subsidiary organized under the laws of Australia or (z) the Equity Interests of Concerto Software Canada Inc., and no Loan Party shall be required to pledge Equity Interests of Subsidiaries that are not directly held by such Loan Party) and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (except to the extent that any such Equity Interests are not represented by certificates or other instruments), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) except as otherwise provided for in the Collateral Agreement, all Indebtedness of Parent, the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder; and

(g) within 30 days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this definition as the Administrative Agent may reasonably request (except with respect to those jurisdictions where it is market practice for counsel to the lenders to deliver such opinion).

Notwithstanding the foregoing provisions or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as, the Administrative Agent and the Borrower reasonably agree that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to Parent, Intermediate Holdings, Holdings, the Borrower and their respective Affiliates (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents as in effect on the Effective Date and, to the extent appropriate in the applicable jurisdiction, as reasonably agreed between the Administrative Agent and the Borrower. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Commitment, Tranche B Term Commitment or commitment in respect of any Incremental Term Loans or any combination thereof (as the context requires).

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and, treating Synthetic Lease Obligations as Capital Lease Obligations, Synthetic Lease Obligations) of Parent, the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of Parent, the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period and (iii) to the extent included in such consolidated interest expense for such period, that portion of the interest, fees, costs and expenses in respect of the IRS Audit that have been included in or otherwise imputed to consolidated cash interest expense of the Parent, the Borrower and the Subsidiaries for such period.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness for such period, (ii) consolidated income tax (and franchise tax in the nature of income tax), and foreign withholding tax, expense for such period and any state single business unitary or similar tax for such period, (iii) all amounts attributable to depreciation and amortization (including amortization or impairment of intangibles (including goodwill) and organization costs) for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) any extraordinary, unusual or non-recurring, and in each case non-cash, charges for such period (but excluding any such non-cash charge in respect of an item that increased Consolidated Net Income in a prior period (to the extent of such increase) and any such charge that results from the write-down or write-off of inventory), (v) fees and expenses incurred during such period in connection with the Transactions (including transaction fees payable to the Sponsor) in an aggregate amount not to exceed $5,000,000 from the Effective Date to the Tranche B Term Maturity Date, (vi) fees and expenses incurred during such period in connection with (A) any proposed or actual issuance of any Indebtedness or Equity Interests (including any public offering), or any proposed or actual investments (including any Permitted Acquisitions), asset sales or divestitures permitted hereunder (in each case, regardless of whether consummated) and (B) initial compliance with the requirements of the Sarbanes-Oxley Act of 2002 in connection with the registration of the Second-Lien Notes and an IPO, as applicable, in an aggregate amount (solely with respect to this subclause (B)) not to exceed $2,500,000 from the Effective Date to the Tranche B Term Maturity Date, (vii) the amount of monitoring or management or similar fees, and of reimbursement of out-of-pocket costs and expenses incurred in connection therewith, paid (or payable but accrued) to the Sponsor or any Sponsor Affiliate, provided that (x) the amount of such fees shall not exceed $3,000,000 in four-quarter period (plus any amounts paid during such period to the extent permitted to be paid by the second parenthetical statement in Section 6.09(b)) and (y) if paid, such fees are permitted to be paid during such period under this Agreement, (viii) any extraordinary, unusual or non-recurring charges (other than those referred to in clause (iv)) incurred during such period in an amount not to exceed $25,000,000 from the Effective Date to the Tranche B Term Maturity Date, (ix) non-cash expenses resulting from the grant or periodic re-measurement of stock options or other equity-related incentives (and, for the avoidance of doubt, including any non-cash expenses related to any stock option or other equity-related incentives resulting from the acceleration of vesting) to any director, officer or employee of Parent, the Borrower or any Subsidiary pursuant to a written plan or agreement approved by the board of directors of Parent, (x) non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations, (xi) to the extent actually reimbursed to Parent, the Borrower or any Subsidiary, expenses during such period that are covered by indemnification provisions in any agreement entered into by Parent, the Borrower or such Subsidiary in connection with a Permitted Acquisition, (xii) all fees, costs and expenses incurred in connection with the Permitted Rationalization, (xiii) all fees, costs and expenses incurred with respect to any change in the fiscal year of the Loan Parties permitted hereunder, (xiv) all fees, costs and expenses (including any legal fees of the Administrative Agent and the Lenders) payable during such period in connection with this Agreement, the Loan Documents, the Second-Lien Notes Documents and any Additional Second-Lien Debt Documents (including the registration of the Second-Lien Notes and any Additional Second-Lien Debt (and, in each case, any extension, renewal or replacement thereof)), (xv) fees, costs and expenses incurred during such period in respect of the IRS Audit, (xvi) charges incurred during such period in respect of the forgiveness of up to an aggregate principal amount of $1,900,000 of promissory notes issued to management prior to the Effective Date, (xvii) fees, costs and expenses in respect of conforming the accounting and reporting standards of Parent, the Borrower and the Subsidiaries to International Financial Reporting Standards, (xviii) amounts in respect of bonus compensation payable to employees of Parent, the Borrower or any Subsidiary not in excess of $5,500,000 during the term of this Agreement, (xix) all losses during such period resulting from the sale or disposition of any asset of Parent, the Borrower or any Subsidiary outside the ordinary course of business and (xx) actual cash exchange rate losses during such period, and minus (b) without duplication and (except in the case of clauses (i) and (vi)) to the extent included in determining such Consolidated Net Income, the sum of (i) any cash disbursements during such period that relate to non-cash charges or losses added to Consolidated Net Income pursuant to clause (a)(iv) or (a)(ix) of this paragraph, or accrued fees and expenses added to Consolidated Net Income pursuant to clause (a)(vii) of this paragraph, in each case in any prior period, (ii) any extraordinary, unusual or non-recurring gains for such period, (iii) non-cash exchange, translation or performance gains relating to any foreign currency hedging transactions or currency fluctuations, (iv) any income relating to defined benefits pension or post-retirement benefit plans, (v) all gains during such period resulting from the sale or disposition of any asset of Parent, the Borrower or any Subsidiary outside the ordinary course of business, (vi) research and development expenditures that are treated as additions to property, plant and equipment or other capital expenditures in accordance with GAAP, all determined on a consolidated basis in accordance with GAAP and (vii) actual cash exchange rate gains during such period.

“Consolidated Net Income” means, for any period, the net income or loss of Parent, the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or other distributions by such Subsidiary of that income is not at the time permitted by any of its Organizational Documents, a Requirement of Law or any agreement or instrument applicable to such Subsidiary (other than the Loan Documents, the Second-Lien Note Documents, the Additional Second-Lien Debt Documents and the Subordinated Debt Documents), except to the extent of the amount of cash dividends or other cash distributions actually paid to Parent, the Borrower or any Subsidiary or that are subject only to interim period blockage and could be paid at the end of the applicable fiscal period or that could be extended as an intercompany loan (unless the income of such Subsidiary would be excluded from Consolidated Net Income pursuant to clause (b) of this proviso) during such period, (b) the income of any Person (other than Parent, the Borrower or any Subsidiary) in which Parent, the Borrower or any Subsidiary owns an Equity Interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to Parent, the Borrower or any Subsidiary (unless the income of such Subsidiary would be excluded from Consolidated Net Income pursuant to clause (a) of this proviso) during such period, (c) unrealized gains and losses with respect to Swap Agreements during such period, (d) purchase accounting or similar adjustments required or permitted by GAAP in connection with any Permitted Acquisition or any other acquisition or investment permitted under this Agreement, (e) the effect of any gain or loss in respect of post-retirement benefits as a result of the application of FASB 106, (f) to the extent reflected in the calculation of such net income or loss, payments under earn-outs to which the seller in any acquisition or disposition becomes entitled and (g) the income of, and any amounts referred to in clause (a) and (b) above paid to, any consolidated Subsidiary that is not wholly owned by Parent to the extent such income or such amounts are attributable to the non-controlling interest in such consolidated Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Credit Event” has the meaning assigned to such term in Section 4.02.

“Cumulative Excess Cash Flow” means the sum of Excess Cash Flow (but not less than zero in any period) for the fiscal year ending on December 31, 2010, and Excess Cash Flow for each succeeding completed fiscal year.

“Cure Amount” has the meaning assigned to such term in Section 7.03(a).

“Cure Right” has the meaning assigned to such term in Section 7.03(a).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within one Business Day of the date on which such funding is required hereunder, (b) notified the Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding or any action or proceeding of the type described in Section 7.01(h) or 7.01(i), or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment (or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means Equity Interests that (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is 180 days after the Tranche B Term Maturity Date or, if such Equity Interests are issued after the Borrower has obtained any Incremental Term Loans or while any Commitments from Additional Lenders to make Incremental Term Loans remain in effect, 180 days after the maturity date for such Incremental Term Loans, unless all such Incremental Term Loans have been repaid in full and all Commitments in respect thereof shall have been terminated (other than (i) upon payment in full of the Loan Document Obligations (other than contingent indemnification obligations for which no claim has been made), reduction of the LC Exposure to zero and termination of the Commitments or (ii) upon a “change in control”, provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent and such requirement is applicable only in circumstances that are market on the date of issuance of such Equity Interests), (c) require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specific actions or provide remedies to holders thereof (other than voting and management rights and increases in pay-in-kind dividends) or (d) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all applicable treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to workplace health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or Section 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or Section 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA with respect to any Plan (other than an event for which the 30-day notice period is waived), (b) a failure by any Plan to meet the minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA applicable to such plan, in each case whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by Parent or any ERISA Affiliate from the PBGC or a plan administrator of a notice of intent to terminate any Plan or to appoint a trustee to administer any Plan, (g) the incurrence by Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of Parent or any of its ERISA Affiliates from any Multiemployer Plan, (h) the receipt by Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA or (i) the occurrence of a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to which any Loan Party is a “disqualified person” (as defined in Section 4975 of the Code) or a “party in interest” (as defined in Section 406 of ERISA).

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any fiscal year of Parent, the sum (without duplication) of:

(a) the Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

(b) depreciation, amortization and other non-cash charges or losses (including deferred income taxes) deducted in determining Consolidated Net Income for such fiscal year; plus

(c) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa); plus

(d) the aggregate amount of cash, if any, received by Parent, the Borrower or the Subsidiaries during such fiscal year in respect of Swap Agreements, except to the extent that such amount so received increases Consolidated Net Income; minus

(e) the sum of (i) any non-cash gains included in determining Consolidated Net Income for such fiscal year and (ii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa); minus

(f) the sum of (i) Capital Expenditures (and research and development expenditures that are treated as additions to property, plant and equipment or other capital expenditures in accordance with GAAP) made in cash for such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or Synthetic Lease Obligations or otherwise financed by incurring Long Term Indebtedness (excluding Indebtedness in respect of the Revolving Loans), by issuing Equity Interests (other than to Parent, the Borrower or any Subsidiary), through the receipt of capital contributions (other than capital contributions made by Parent, the Borrower or any Subsidiary) or using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA) and (ii) cash consideration paid during such fiscal year to make Permitted Acquisitions (except to the extent financed by incurring Long-Term Indebtedness (excluding Indebtedness in respect of the Revolving Loans), by issuing Equity Interests (other than to Parent, the Borrower or any Subsidiary), through the receipt of capital contributions (other than capital contributions made by Parent, the Borrower or any Subsidiary) or using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA); minus

(g) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by Parent, the Borrower and the Subsidiaries during such fiscal year, to the extent such repayment or prepayment is permitted under this Agreement, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit or other revolving credit facilities (unless there is a corresponding reduction in the aggregate Revolving Commitments or the commitments in respect of such other revolving credit facilities, as the case may be), (ii) Term Loans prepaid pursuant to Section 2.11(a), (c) or (d) and (iii) repayments or prepayments of Long-Term Indebtedness financed (A) by incurring other Long-Term Indebtedness, to the extent that repayments or prepayments in respect of such other Long-Term Indebtedness would, pursuant to this clause (g), be deducted in determining Excess Cash Flow when made, (B) by issuing Equity Interests (other than to Parent, the Borrower or any Subsidiary), (C) through the receipt of capital contributions (other than capital contributions made by Parent, the Borrower or any Subsidiary) or (D) using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA; minus

(h) the aggregate amount of Restricted Payments made by Parent to TopCo in cash during such fiscal year pursuant to Section 6.08(a), except to the extent that such Restricted Payments are made to fund expenditures that reduce Consolidated Net Income and only to the extent that such Restricted Payments were financed with internally-generated cash flow of Parent, the Borrower and the Subsidiaries (other than Cumulative Excess Cash Flow pursuant to clause (vi) of Section 6.08(a)); minus

(i) the aggregate amount, if any, paid by Parent, the Borrower or the Subsidiaries during such fiscal year in respect of Swap Agreements, except to the extent that such amount so paid reduces Consolidated Net Income; minus

(j) the aggregate amount of investments made during such fiscal year pursuant to Section 6.04 (other than Section 6.04(a) and any intercompany investments) to the extent that such investments were financed with internally-generated cash flow of Parent, the Borrower and the Subsidiaries; minus

(k) the aggregate amount of cash payments made by Parent, the Borrower and the Subsidiaries during such fiscal year in connection with the IRS Audit to the extent that (i) Consolidated Net Income was not otherwise reduced by such cash payments and (ii) such cash payments were financed with internally-generated cash flow of Parent, the Borrower and the Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means on any day, for purposes of determining the U.S. Dollar Equivalent of any amount denominated in a currency other than dollars, the rate at which such other currency may be exchanged into dollars at approximately 11:00 a.m., London time, on such day as set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly-available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., New York City time, on such date for the purchase of dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(f).

“Existing First-Lien Credit Agreement” means the Amended and Restated Credit Agreement dated as of July 11, 2006, among Intermediate Holdings, Holdings, the Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Deutsche Bank Securities Inc., as syndication agents, and Bear Stearns Corporate Lending Inc., Lehman Commercial Paper Inc. and Wells Fargo Foothill, Inc., as documentation agents.

“Existing Letters of Credit” means each letter of credit previously issued for the account of, or guaranteed by, the Borrower pursuant to the Existing First-Lien Credit Agreement that is (a) outstanding on the Effective Date and (b) listed on Schedule 1.01.

“Existing Second-Lien Credit Agreement” means the Second Lien Credit Agreement dated as of July 11, 2006, among Intermediate Holdings, Holdings, the Borrower, the lenders party thereto, Deutsche Bank Trust Company Americas, as administrative agent, JPMorgan Chase Bank, N.A. and Deutsche Bank Securities Inc., as syndication agents, and Bear Stearns Corporate Lending Inc., JPMorgan Chase Bank, N.A. and Lehman Commercial Paper Inc., as documentation agents.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. ss.201 et seq.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person means the chief financial officer, vice president of finance, principal accounting officer, treasurer or controller of such Person.

“First-Lien Indebtedness” means, as of any date, the aggregate principal amount of (a) Term Loans and Revolving Loans and (b) other secured Indebtedness of Parent, the Borrower and the Subsidiaries, in each case outstanding as of such date, other than (i) secured Indebtedness outstanding in respect of the Second-Lien Notes and any Additional Second-Lien Debt and (ii) other secured Indebtedness of Parent, the Borrower and the Subsidiaries if the Liens securing such Indebtedness are junior to the Liens securing the Indebtedness under this Agreement on terms no less favorable to the Lenders than the terms of the Intercreditor Agreement.

“First-Lien Leverage Ratio” means, on any date, the ratio of (a) First-Lien Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Parent most recently ended.

“Foreign Acquisition” means any Permitted Acquisition by the Borrower or a Subsidiary Loan Party of a Person that is not organized under the laws of the United States of America, any State thereof or the District of Columbia, and shall include, in the case of a Permitted Acquisition by the Borrower or a Subsidiary Loan Party of the Equity Interests of a Person that is organized under the laws of the United States of America, any State thereof or the District of Columbia, the indirect acquisition of any subsidiary of such Person that is not so organized and that is acquired as a result of such Permitted Acquisition (with the value of such indirect acquisition to be determined at the time such Permitted Acquisition is made in good faith by the Borrower based upon the fair value of such subsidiary).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pledge Agreement” means a pledge or charge agreement with respect to the Collateral that constitutes Equity Interests of a Foreign Subsidiary (subject to the applicable limitations set forth in the definition of the term “Collateral and Guarantee Requirement”), in form and substance reasonably satisfactory to the Administrative Agent, that secures the Obligations.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) standard contractual indemnities provided in the ordinary course of business, and provided, further, that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances, materials or wastes and all hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(c).

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.20(c).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing unconditional right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in connection with any Permitted Acquisition or any acquisition by Parent or any of its subsidiaries that was completed prior to the Effective Date, the term “Indebtedness” shall not include (x) contingent post-closing purchase price adjustments or earn-outs to which the seller in such Permitted Acquisition or acquisition may become entitled and (y) any obligations that are treated as debt for financial accounting purposes solely as a result of the operation of Statement of Financial Accounting Standards 150 or any similar rule (unless such obligations otherwise satisfy the requirements of any of clauses (a) through (i) of this defined term). The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information Memorandum” means the Confidential Information Memorandum dated April 2010, relating to the Borrower and the Transactions.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Effective Date among JPMorgan Chase Bank, N.A., as administrative and collateral agent for the First Priority Secured Parties (as defined therein), U.S. Bank National Association, as trustee for the Second Priority Secured Parties (as defined therein), Parent, the Borrower and the Subsidiary Loan Parties party thereto, substantially in the form of Exhibit E.

“Interest Coverage Ratio” means, on any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for the period of four consecutive fiscal quarters of Parent ended on such date.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing or conversion or continuation thereof, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“IP Security Agreement” has the meaning assigned to such term in the Collateral Agreement.

“IPO” means a bona fide underwritten initial public offering of voting common Equity Interests of TopCo or Parent newly issued by TopCo or Parent or held in treasury as a direct result of which at least 10% of the aggregate voting common Equity Interests of TopCo or Parent (calculated on a fully diluted basis taking into account all options or other rights to acquire voting common Equity Interests of TopCo or Parent then outstanding, regardless of whether such options or other rights are then currently exercisable) will be beneficially owned by Persons other than the Sponsor, the Sponsor Affiliates, co-investors in TopCo as of the Effective Date, TopCo or affiliates of TopCo (including all directors, officers and employees of the Sponsor, the Sponsor Affiliates, TopCo, Parent, the Borrower or any Subsidiary).

“IRS Audit” means, collectively, the audit by the United States Internal Revenue Service of the 2005 tax returns of Parent (formerly known as CIM Intermediate Holdco Ltd.) and Aspect Communications Corporation (and certain other subsidiaries of Parent) (including any hearings, proceedings and appeals in respect thereof) and any settlement arrangement in respect thereof agreed to between Parent (and certain other subsidiaries of Parent) and the United States Internal Revenue Service.

“Issuing Bank” means each of (a) JPMorgan Chase Bank, N.A., (b) Bank of America, N.A. and (c) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(i)), each in its capacity as the issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the U.S. Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the U.S. Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (including each Existing Letter of Credit).

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Parent most recently ended.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of an amount comparable to the amount of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Loan Documents” means this Agreement, any Incremental Facility Amendment, the Collateral Agreement, the Intercreditor Agreement, the Affiliate Subordination Agreement, the other Security Documents, the TopCo Guarantee Agreement and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).

“Loan Parties” means Parent, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(a)(iii)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, assets, results of operations or liabilities of Parent, the Borrower and the Subsidiaries, taken as a whole, (b) the ability of TopCo or any Loan Party to perform any of its material obligations under any Loan Document or (c) the rights of or remedies available to the Lenders under any Loan Document.

“Material Foreign Subsidiary” means any Foreign Subsidiary that, as of the last day of the fiscal quarter of Parent most recently ended, had gross assets in an amount equal to or in excess of $5,000,000 (determined without regard to intercompany balances).

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Parent, the Borrower or the Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent, the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.02, and includes each other parcel of real property and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that has been maintained, sponsored or contributed to by the Borrower or any of its ERISA Affiliates within the past five years.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (ii) in the case of a casualty, cash insurance proceeds, and (iii) in the case of a condemnation or similar event, cash condemnation awards and similar payments received in connection therewith, minus (b) the sum of (i) all reasonable fees and expenses (including commissions and legal, accounting and other professional and transactional fees) paid by Parent, the Borrower and the Subsidiaries to third parties (other than Parent, the Borrower or any Subsidiary) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by Parent, the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Parent, the Borrower and the Subsidiaries, and the amount of any reserves established by Parent, the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by their respective Financial Officers), provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by Parent at such time of Net Proceeds in the amount of such reduction.

“Net Working Capital” means, at any date, (a) the consolidated current assets of Parent, the Borrower and the Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of Parent, the Borrower and the Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness or deferred taxes). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Not Otherwise Applied” means, with reference to any amount of Net Proceeds of any transaction or event that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” has the meaning assigned to such term in the preamble to this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any acquisition, by merger or otherwise, by the Borrower (or a Subsidiary Loan Party that is a wholly owned subsidiary of the Borrower) of all the outstanding Equity Interests (other than directors’ qualifying shares) in, all or substantially all the assets of (or all or substantially all the assets constituting a division or line of business of) a Person if (a) such acquisition was not preceded by, or consummated pursuant to, a hostile offer (including a proxy contest), (b) no Event of Default has occurred and is continuing or would result therefrom, (c) such acquisition and all transactions related thereto are consummated in accordance with applicable laws, (d) all actions required to be taken with respect to such acquired or newly formed Subsidiary or such acquired assets under Sections 5.12 and 5.13 shall, to the extent required hereby and by the other Loan Documents, have been (or simultaneously with the consummation of such acquisition shall be) taken, (e) Parent is in compliance, on a Pro Forma Basis after giving effect to such acquisition as of the last day (or, with respect to Sections 6.13 and 6.14, as of the date that is 10 Business Days after the last day) of the most-recently ended fiscal quarter of Parent, with the covenants contained in Sections 6.12, 6.13, 6.14 and 6.15, (f) the business of such Person or such assets, as the case may be, constitutes a business permitted by Section 6.03(b) and (g) Parent has delivered to the Administrative Agent a certificate of its Financial Officer to the effect set forth in clauses (a) through (f) above, together with all relevant financial information for the Person or assets to be acquired reasonably requested by the Administrative Agent and setting forth reasonably detailed calculations demonstrating compliance with clause (e) above (which calculations shall, if made as of the last day of any fiscal quarter of Parent for which Parent has not delivered to the Administrative Agent the financial statements and certificate of its Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Consolidated Cash Interest Expense for the relevant period); provided that the condition set forth in clause (e) and the requirements with respect thereto in clause (g) shall not be required with respect to any such acquisition the purchase price of which is not in excess of $25,000,000.

“Permitted Affiliate” means an Affiliate of the Sponsor (other than Parent, the Borrower or any Subsidiary) that is a bona fide debt investment fund; provided that such debt investment fund was not established in contemplation of purchases of Loans or Commitments.

“Permitted Affiliated Lender” means any Lender that is a Permitted Affiliate.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges or levies that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law or contract, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits made to secure the performance of bids, government contracts, trade contracts (other than for borrowed money), leases, statutory obligations, self-insurance or reinsurance obligations, surety, stay, customs and appeal or similar bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and that either (i) in the aggregate do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary or (ii) are described in a mortgage policy of title insurance or surveys issued in favor of and accepted by the Administrative Agent with respect to any Mortgaged Property; and

(g) Liens arising from Permitted Investments described in clause (d) of the definition of the term “Permitted Investments”,

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than pursuant to clause (d) above).

“Permitted Holder” means each of the Sponsor, each Sponsor Affiliate and each other Person listed on Schedule 1.03.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Permitted Rationalization” has the meaning assigned to such term in Section 6.04(r).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored, maintained or contributed to by the Borrower or any of its ERISA Affiliates.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction and by way of merger or consolidation) of any property or asset of Parent, the Borrower or any Subsidiary, other than (i) dispositions permitted by Section 6.05 (other than clauses (i), (j) and (k) thereof) and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding (A) $2,000,000 in the case of any single transaction or series of related transactions or (B) $10,000,000 for all such transactions during any fiscal year of Parent;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Parent, the Borrower or any Subsidiary with a fair market value immediately prior to such event equal to or greater than $1,000,000; and

(c) the incurrence by Parent, the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to calculation of the financial covenants set forth in Sections 6.12, 6.13 and 6.14 or for purposes of calculating the First-Lien Leverage Ratio, the Leverage Ratio, Consolidated Cash Interest Expense or Consolidated EBITDA as of any date (for purposes of clarity, which calculations with respect to Sections 6.13 and 6.14, the First-Lien Leverage Ratio and the Leverage Ratio shall be made 10 Business Days after the last day of the period of four consecutive fiscal quarters of Parent most recently ended), that such calculation shall give pro forma effect to the Transactions, all Permitted Acquisitions, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any material assets outside the ordinary course of business that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, since the beginning of) the four consecutive fiscal quarter period of the Borrower most recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period (including, in the case of the Transactions, any Permitted Acquisition or any sale, transfer or other disposition, cost savings to the extent such cost savings (a) would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the SEC, and as certified by its Financial Officer or (b) have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within 180 days (or, in the case of cost savings related to general administrative restructuring, 12 calendar months) following the Transactions, such Permitted Acquisition or such sale, transfer or other disposition, and as certified by its Financial Officer, provided that, in the case of this clause (b), if cost savings are included in any pro forma calculations based on the reasonable expectation that steps necessary for realization of such cost savings will be taken within 180 days (or, in the case of cost savings related to general administrative restructuring, 12 calendar months) of the Transactions, a Permitted Acquisition or a sale, transfer or other disposition, then on and after the date that is 180 days (or, in the case of cost savings related to general administrative restructuring, 12 calendar months) after the date of the Transactions, such Permitted Acquisition or sale, transfer or other disposition, such pro forma calculations shall not give effect to such cost savings to the extent that the steps necessary for realization were not actually taken during such 180-day (or 12-calendar-month, as applicable) period).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Company” means, after completion of an IPO, the Person that shall have issued Equity Interests pursuant to such IPO (such person being only either TopCo or Parent).

“Qualified Equity Interests” means Equity Interests of Parent other than Disqualified Equity Interests.

“Refinanced Term Loans” has the meaning assigned to such term in Section 9.02(d).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(d).

“Reporting Entity” means, initially, TopCo; provided that the Reporting Entity shall mean Parent in the event that (a) Parent is the Public Company following an IPO or (b) the TopCo Guarantee Agreement has been terminated in accordance with its terms.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time; provided that (a) the Revolving Exposure, Term Loans and unused Commitments of each Permitted Affiliated Lender and (b) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposure of, and the unused Commitments of, each Defaulting Lender, shall in each case be excluded for purposes of making a determination of Required Lenders.

“Required Percentage” means, with respect to any fiscal year of Parent, (a) 50%, if the Leverage Ratio as of the date that is 10 Business Days after the end of such fiscal year is greater than or equal to 3.75 to 1.00, (b) 25%, if the Leverage Ratio as of the date that is 10 Business Days after the end of such fiscal year is less than 3.75 to 1.00 but greater than or equal to 2.50 to 1.00 and (c) 0%, if the Leverage Ratio as of the date that is 10 Business Days after the end of such fiscal year is less than 2.50 to 1.00.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president or any Financial Officer of Parent or the Borrower, and any other officer of Parent or the Borrower with responsibility for the administration of the obligations of Parent or the Borrower under this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Parent, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in Parent, the Borrower or any Subsidiary, or any option, warrant or other right to acquire any such Equity Interests in Parent, the Borrower or any Subsidiary, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, other than the payment of compensation in the ordinary course of business to holders of any such Equity Interests who are employees of Parent, the Borrower or any Subsidiary and other than payments of intercompany indebtedness permitted under this Agreement.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The aggregate amount of the Lenders’ Revolving Commitments on the Effective Date is $30,000,000.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means May 7, 2014.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second-Lien Notes” means the 10 5/8% Senior Second Lien Notes due 2017 issued by the Borrower under the Second-Lien Notes Indenture on the Effective Date, and any second-priority senior secured notes that are substantially identical in all material respects and are registered under the Securities Act of 1933, as amended, and issued in exchange for the senior secured notes described in this definition.

“Second-Lien Notes Documents” means the Second-Lien Notes Indenture, all side letters, instruments, agreements and other documents evidencing or governing the Second-Lien Notes (or any extension, renewal or replacement thereof), providing for any Guarantee, Lien or other right in respect thereof, or affecting the terms of the foregoing, and all schedules, exhibits and annexes to each of the foregoing.

“Second-Lien Notes Indenture” means the Indenture dated as of May 7, 2010, among TopCo, Parent, the Borrower, the Subsidiaries listed therein and U.S. Bank National Association, as trustee, in respect of the Second-Lien Notes.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements, the Mortgages, the Control Agreements, the IP Security Agreements and each other security agreement or other instrument or document executed and delivered pursuant to the Collateral and Guarantee Requirement or Section 5.12 or 5.13 to secure (or to perfect such security interest in) any of the Obligations.

“Software” has the meaning assigned to such term in the Collateral Agreement.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Sponsor” means Golden Gate Capital.

“Sponsor Affiliate” means any Affiliate of the Sponsor other than (a) Parent, the Borrower or the Subsidiaries and (b) any other operating company or a Person controlled by such an operating company.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means unsecured Indebtedness of the Borrower that (a) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms that are market terms on the date of issuance) prior to the date that is 180 days after the Tranche B Term Maturity Date or, if such Indebtedness is incurred after the Borrower has obtained any Incremental Term Loans or while any Commitments from Additional Lenders to make Incremental Term Loans remain in effect, 180 days after the maturity date for such Incremental Term Loans, unless all such Incremental Term Loans have been repaid in full and all Commitments in respect thereof have been terminated, (b) contains subordination and guarantee release provisions that are reasonably satisfactory to the Administrative Agent, (c) contains other terms (including covenants, events of default, remedies, redemption provisions and change of control provisions) that are market terms on the date of issuance and (d) bears interest that is a market rate of interest on the date of issuance of such Indebtedness as determined by Parent’s board of directors in good faith.

“Subordinated Debt Documents” means the indenture or indentures or other agreements under which any Subordinated Debt is issued, all side letters, instruments, agreements and other documents evidencing or governing any Subordinated Debt, providing for any Guarantee or other right in respect thereof, affecting the terms of the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Subordinated Refinancing Indebtedness” means any Subordinated Debt issued to refinance, redeem or repurchase (collectively, “refinance”) all or any portion of any other Subordinated Debt, provided that such Subordinated Debt is in an aggregate principal amount not more than the aggregate principal amount of the Subordinated Debt being refinanced (plus any accrued but unpaid interest or premium thereon and reasonable fees and expenses associated therewith, provided that such premium is either payable by the terms of the Subordinated Debt being refinanced or is not more than a market premium at the time as determined in good faith by the Borrower).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Parent (other than the Borrower).

“Subsidiary Loan Party” means any Subsidiary that is not a Foreign Subsidiary .

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including interest rate caps, collars and hedges), provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent, the Borrower or the Subsidiaries shall be a Swap Agreement.

“Syndication Agents” means JPMorgan Chase Bank, N.A. and Bank of America, N.A., each in its capacity as syndication agent for the Lenders hereunder, and each of their respective successors in such capacity.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is designed to permit the lessee (a) to treat such lease as an operating lease, or not to reflect the leased property on the lessee’s balance sheet, under GAAP and (b) to claim depreciation on such property for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Synthetic Lease, and the amount of such obligations shall be equal to the sum (without duplication) of (a) the capitalized amount thereof that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations and (b) the amount payable by such Person as the purchase price for the property subject to such lease assuming the lessee exercises the option to purchase such property at the end of the term of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Techno Cayman” means Aspect Telecommunications Technology, Limited, a company organized under the laws of the Cayman Islands.

“Techno IP Holder” has the meaning assigned to such term in Section 6.03(c).

“Term Loans” mean the Tranche B Term Loans and any Incremental Term Loans.

“TopCo” means Aspect Software Group Holdings Ltd., an exempted company organized under the laws of the Cayman Islands.

“TopCo Guarantee Agreement” means the TopCo Guarantee Agreement dated as of the date hereof, among TopCo and the Administrative Agent, and substantially in the form of Exhibit H.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of Parent, the Borrower and the Subsidiaries outstanding as of such date, provided that the term “Indebtedness” shall not include contingent obligations of Parent, the Borrower or any Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness.

“Tranche B Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The initial amount of each Lender’s Tranche B Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Term Commitment, as the case may be. The initial aggregate amount of the Lenders’ Tranche B Term Commitments is $500,000,000.

“Tranche B Term Lender” means a Lender with a Tranche B Term Commitment or an outstanding Tranche B Term Loan.

“Tranche B Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Tranche B Term Maturity Date” means May 7, 2016.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Parent, the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by TopCo and each Loan Party of the Loan Documents to which it is to be a party, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the execution, delivery and performance by TopCo and each Loan Party of the Second-Lien Notes Documents to which it is to be a party, the issuance of the Second-Lien Notes in an aggregate principal amount of $300,000,000 and the use of the proceeds thereof, (c) the repayment in full of all obligations under each of the Existing First-Lien Credit Agreement and the Existing Second-Lien Credit Agreement, the termination of all commitments thereunder and the release of all Guarantees and Liens in respect thereof and (d) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“USA PATRIOT Act” has the meaning assigned to such term in Section 9.14.

“U.S. Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in dollars, such amount and (b) with respect to any amount denominated in any currency other than dollars, the equivalent in dollars of such amount, determined by the Administrative Agent pursuant to Section 1.06 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

“U.S. Person” means a United States person within the meaning of Section 7701(a)(3) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D).

“wholly owned Subsidiary” or “wholly owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan incurred by the Borrower or any of its ERISA Affiliates as a result of a complete or partial withdrawal (as such terms are defined in Part I of Subtitle E of Title IV of ERISA) by the Borrower or any of its ERISA Affiliates from such Multiemployer Plan.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any Requirement of Law shall, unless otherwise specified, refer to such Requirement of Law as amended, modified or supplemented from time to time.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if Parent notifies the Administrative Agent that Parent requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Upon any such request for an amendment, Parent, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating Parent’s financial condition shall be the same after such accounting changes as if such accounting changes had not occurred. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (formerly Statement of Financial Accounting Standards 159) (or any other accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent, the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05. Pro Forma Calculations. With respect to any period during which the Transactions, any Permitted Acquisition or any sale, transfer or other disposition of any material assets outside the ordinary course of business occurs, for purposes of calculating the financial covenants set forth in Sections 6.12, 6.13 and 6.14 or for purposes of calculating the First-Lien Leverage Ratio, the Leverage Ratio, Consolidated Cash Interest Expense or Consolidated EBITDA, calculations with respect to such period shall be made on a Pro Forma Basis.

SECTION 1.06. Currency Translation. The Administrative Agent shall determine the U.S. Dollar Equivalent of any Letter of Credit denominated in a currency other than dollars as of (a) a date on or about the date on which the applicable Issuing Bank receives a request from the Borrower for the issuance of such Letter of Credit, (b) each subsequent date on which such Letter of Credit shall be renewed or extended or the stated amount of such Letter of Credit shall be increased, (c) March 31 and September 30 in each year and (d) during the continuance of an Event of Default, as reasonably requested by the Administrative Agent, in each case using the Exchange Rate for such currency in relation to dollars in effect on the date of determination. Each amount determined as aforesaid shall be the U.S. Dollar Equivalent of the applicable Letter of Credit until the next required calculation thereof pursuant to the preceding sentence of this paragraph. The U.S. Dollar Equivalent of any LC Disbursement made by any Issuing Bank in any currency other than dollars and not reimbursed by the Borrower shall be determined as set forth in paragraph (e) or (m) of Section 2.05, as applicable. In addition, the U.S. Dollar Equivalent of the LC Exposure shall be determined as set forth in paragraph (j) of Section 2.05, at the time and in the circumstances specified therein. The Administrative Agent shall notify the Borrower, the applicable Issuing Bank and the applicable Lenders of each calculation of the U.S. Dollar Equivalent of each Letter of Credit denominated in a currency other than dollars.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Tranche B Term Lender agrees to make a Tranche B Term Loan to the Borrower on the Effective Date in a principal amount equal to its Tranche B Term Commitment and (b) each Lender having a Revolving Commitment agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. Notwithstanding anything to the contrary contained herein, the funded portion of each Tranche B Term Loan (i.e., the amount advanced in cash to the Borrower on the Effective Date) shall be equal to 99.00% of the principal amount of such Tranche B Term Loan (it being agreed that the Borrower shall be obligated to repay 100.00% of the principal amount of each such Tranche B Term Loan and interest shall accrue on 100.00% of the principal amount of each such Tranche B Term Loan, in each case as provided herein).

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time, provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date (in the case of a Revolving Loan) or the Tranche B Term Maturity Date (in the case of a Tranche B Term Loan), as the case may be.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing, provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) whether the requested Borrowing is to be a Revolving Borrowing, a Tranche B Term Borrowing or a Borrowing of any Incremental Term Loan;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii) that as of such date Sections 4.02(a) and 4.02(b) are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved]

SECTION 2.05. Letters of Credit. (a) General. Upon satisfaction of the conditions specified in Sections 4.01 and 4.02 on the Effective Date, each Existing Letter of Credit will, automatically and without any action on the part of any Person, be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents. Subject to the terms and conditions set forth herein (including Section 2.21), the Borrower may request the issuance of Letters of Credit denominated in dollars or any alternative currency agreed to by the applicable Issuing Bank (in such Issuing Bank’s sole discretion) for its own account (or for the account of any Subsidiary so long as the Borrower and such Subsidiary are co-applicants in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank (and which shall reflect the standard operating procedures of such Issuing Bank), at any time and from time to time during the Revolving Availability Period and prior to the fifth Business Day prior to the Revolving Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (no less than two Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $10,000,000 and (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date, provided that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Revolving Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as the Administrative Agent and such Issuing Bank shall approve) prior to the then-applicable expiration date that such Letter of Credit will not be renewed, and provided, further, that a Letter of Credit may, upon the request of the Borrower, be renewed for a period beyond the date that is five Business Days prior to the Revolving Maturity Date if such Letter of Credit has become subject to cash collateralization or other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank, and such Issuing Bank has released the Revolving Lenders in writing from their participation obligations with respect to such Letter of Credit.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of (i) each LC Disbursement made by such Issuing Bank in dollars and (ii) the U.S. Dollar Equivalent (using the Exchange Rate in effect on the date such payment is required) of each LC Disbursement made by such Issuing Bank in a currency other than dollars, and, in each case, not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in the currency in which such LC Disbursement is made, not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than (i) 3:00 p.m., New York City time, on the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to 10:00 a.m., New York City time, on the day of receipt, provided that, if the U.S. Dollar Equivalent (using the Exchange Rate in effect on the date such LC Disbursement is made) of such LC Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount as such U.S. Dollar Equivalent and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, then (A) if such payment relates to a Letter of Credit denominated in a currency other than dollars, automatically and with no further action required, the Borrower’s obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the U.S. Dollar Equivalent (calculated using the Exchange Rate on the date when such payment was due) of such LC Disbursement and (B) in the case of each LC Disbursement, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks, provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of any Issuing Bank (as determined by a court of competent jurisdiction in a final, nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or wilful misconduct.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed in writing by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full as set forth in Section 2.05(e), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made or the first Business Day after receipt of notice, as applicable, to but excluding the date that the Borrower reimburses such LC Disbursement, (i) if such LC Disbursement is made in dollars, at the rate per annum then applicable to ABR Revolving Loans and (ii) if such LC Disbursement is made in a currency other than dollars, at the rate per annum then applicable to Eurodollar Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that (i) the portions of such amount attributable to undrawn Letters of Credit or LC Disbursements that the Borrower is not late in reimbursing, in each case denominated in a currency other than dollars, shall be deposited in the applicable currency in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Section 7.01. For purposes of this paragraph, the LC Exposure shall be calculated using the Exchange Rates on the date notice demanding cash collateralization is delivered to the Borrower. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Default shall have occurred and be continuing.

(k) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders reasonably satisfactory to the Administrative Agent that agree to serve in such capacity as provided below, which designation shall be acknowledged in writing by the Borrower, the Administrative Agent and such Revolving Lender. From and after the effective date of such designation, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(l) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Letter of Credit denominated in a currency other than dollars (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable currency to the extent so deposited or applied), (ii) that the Revolving Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in a currency other than dollars and (iii) of each Revolving Lender’s participation in any Letter of Credit denominated in any currency other than dollars under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the U.S. Dollar Equivalent (calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made)) of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in dollars at the rates otherwise applicable hereunder.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by wire transfer of the amounts so received, in immediately available funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse the Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Tranche B Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $2,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments to the extent that, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures (excluding, in the case of any termination of the Revolving Commitments, the portion of the Revolving Exposures attributable to outstanding Letters of Credit if and to the extent that the Borrower has made arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank with respect to such Letters of Credit and such Issuing Bank has released the Revolving Lenders from their participation obligations with respect to such Letters of Credit) would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control absent manifest error.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to an Assignment and Assumption) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Tranche B Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
June 30, 2010	$1,250,000
September 30, 2010	$1,250,000
December 31, 2010	$1,250,000
March 31, 2011	$1,250,000
June 30, 2011	$1,250,000
September 30, 2011	$1,250,000
December 31, 2011	$1,250,000
March 31, 2012	$1,250,000
June 30, 2012	$1,250,000
September 30, 2012	$1,250,000
December 31, 2012	$1,250,000
March 31, 2013	$1,250,000
June 30, 2013	$1,250,000
September 30, 2013	$1,250,000
December 31, 2013	$1,250,000
March 31, 2014	$1,250,000
June 30, 2014	$1,250,000
September 30, 2014	$1,250,000
December 31, 2014	$1,250,000
March 31, 2015	$1,250,000
June 30, 2015	$1,250,000
September 30, 2015	$1,250,000
December 31, 2015	$1,250,000
March 31, 2016	$1,250,000
Tranche B Term Maturity Date	$470,000,000

(b) To the extent not previously paid, all Tranche B Term Loans shall be due and payable on the Tranche B Term Maturity Date.

(c) Any optional or mandatory prepayment of a Term Borrowing of any Class shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section or, except as otherwise provided in any Incremental Facility Amendment, pursuant to the corresponding section of such Incremental Facility Amendment, (i) first, in direct order of maturity to the scheduled repayments occurring in the twelve months following the date of such prepayment and (ii) second, ratably to the remaining scheduled repayments (or, in the case of any optional prepayment pursuant to Section 2.11(a), as the Borrower may direct). If the initial aggregate amount of the Lenders’ Tranche B Term Commitments exceeds the aggregate principal amount of Tranche B Term Loans that are made on the Effective Date, then the scheduled repayments of Tranche B Term Borrowings to be made pursuant to this Section shall be reduced ratably by an aggregate amount equal to such excess.

(d) Prior to any repayment of any Term Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed in writing by hand delivery or facsimile) of such election not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), subject to the requirements of this Section.

(b) In the event and on each occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of Parent, the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to 100% (or, in the case of any Prepayment Event arising from any sale, transfer or other disposition under Section 6.05(j), 50%) of the amount of such Net Proceeds, provided that, if the Borrower or any Subsidiary applies (or commits to apply) the Net Proceeds from such event (or a portion thereof) within twelve months after receipt of such Net Proceeds to pay all or a portion of the purchase price in connection with a Permitted Acquisition or to acquire, restore, replace, rebuild, develop, maintain or upgrade real property, equipment or other tangible assets useful or to be used in the business of the Borrower and the Subsidiaries, provided that, in each case, the Borrower has delivered to the Administrative Agent within three Business Days after such Net Proceeds are received a certificate of its Financial Officer stating its intention to do so and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied (or committed to be so applied) by the end of such twelve-month period (or if committed to be so applied within such twelve-month period, have not been so applied within 18 months after receipt), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied (or committed to be so applied) prior to the expiration of such period. The Borrower shall provide to the Administrative Agent any such evidence reasonably requested by the Administrative Agent with respect to any commitment of Parent, the Borrower or any Subsidiary to apply Net Proceeds in accordance with this Section 2.11(c).

(d) Following the end of each fiscal year of Parent, commencing with the fiscal year ending December 31, 2011, the Borrower shall prepay Term Borrowings in an aggregate amount equal to the Required Percentage of Excess Cash Flow for such fiscal year; provided that such amount shall be reduced by the aggregate amount of prepayments of Term Loans made pursuant to Section 2.11(a) (in the case of prepayments of Term Borrowings) during such fiscal year. Each prepayment pursuant to this paragraph shall be made before the date that is five Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated.

(e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section. In the event of any optional or mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Tranche B Term Borrowings and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, the Borrowings of such Class pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class.

(f) The Borrower shall notify the Administrative Agent by telephone (confirmed in writing by hand delivery or facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that a notice of optional prepayment may state that such notice is conditional upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.25% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid hereunder shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor, and provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert into, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (other than lost profits). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Each payment by TopCo or any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any Requirement of Law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by TopCo or the applicable Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent for the full amount of any Excluded Taxes attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph (d) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Excluded Taxes so payable by the Administrative Agent. Such certificate shall be conclusive of the amount so payable absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below in this paragraph (f)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, each Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Foreign Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W- 8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit F-1, F-2, F-3 or F-4 (as applicable) (a “U.S. Tax Certificate”) to the effect that such Foreign Lender is not (w) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (x) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (y) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (z) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender), both (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(g) If the Administrative Agent, an Issuing Bank or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Issuing Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to any Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (without causing a Default or an Event of Default hereunder) and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise expressly provided herein, all payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including any terms added to this Agreement pursuant to an amendment contemplated by clause (z) of the last sentence of Section 9.02(b)), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or other Affiliate (other than, solely with respect to any Term Loan (and not, for purposes of clarity, with respect to any Revolving Loan or participations in LC Disbursements), a Permitted Affiliate) thereof (as to which the provisions of this paragraph shall apply) or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Revolving Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or 2.05(e), 2.06(a) or 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation), provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned and delegated, each Issuing Bank), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements, accrued but unpaid interest thereon, accrued but unpaid fees and all other accrued but unpaid amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees (and each Lender hereby authorizes) that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20. Incremental Term Loans. (a) At any time and from time to time prior to the Tranche B Term Maturity Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add one or more additional tranches of term loans (the “Incremental Term Loans”), provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) Parent is in compliance, on a Pro Forma Basis after giving effect to the Incremental Term Loans as of the last day (or, with respect to Section 6.13, as of the date that is 10 Business Days after the last day) of the most-recently ended fiscal quarter of Parent, with the covenants contained in Sections 6.12 and 6.13, (iii) the First-Lien Leverage Ratio, determined on a Pro Forma Basis after giving effect to the Incremental Term Loans as of the date that is 10 Business Days after the last day of the most-recently ended fiscal quarter of Parent, is less than 2.50 to 1.00 and (iv) Parent shall have delivered to the Administrative Agent a certificate of its Financial Officer to the effect set forth in clauses (i), (ii) and (iii) above, together with all calculations relevant thereto, including reasonably detailed calculations demonstrating compliance with clauses (ii) and (iii) above (which calculations shall, if made as of the last day of any fiscal quarter of Parent for which Parent has not delivered to the Administrative Agent the financial statements and certificate of its Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Consolidated Cash Interest Expense for the relevant period). Notwithstanding anything to contrary herein, the aggregate principal amount of the Incremental Term Loans shall not exceed $100,000,000. Each tranche of Incremental Term Loans shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $10,000,000; provided that such amount may be less than $10,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Term Loans set forth above.

(b) The Incremental Term Loans (i) shall rank pari passu or junior in right of payment in respect of the Collateral and with the Obligations in respect of the Revolving Commitments and the Tranche B Term Loans, (ii) for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Tranche B Term Loans and (iii) other than amortization, pricing or maturity date, shall have the same terms as the Tranche B Term Loans, provided that (A) if the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Term Loans) relating to any Incremental Term Loan exceeds the Applicable Rate relating to the Tranche B Term Loans immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Rate relating to the Tranche B Term Loans shall be adjusted to be equal to the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Term Loans) relating to such Incremental Term Loans minus 0.50%, (B) any Incremental Term Loan shall not have a final maturity date earlier than the Tranche B Term Maturity Date and (C) any Incremental Term Loan shall not have a weighted average life that is shorter than the weighted average life of the then-remaining Tranche B Term Loans.

(c) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Term Loans shall be reasonably satisfactory to the Borrower and the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Parent, Intermediate Holdings, Holdings, the Borrower, such Additional Lender and the Administrative Agent. No Lender shall be obligated to provided any Incremental Term Loans, unless it so agrees. Commitments in respect of any Incremental Term Loans shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date). The proceeds of any Incremental Term Loans will be used only for working capital or general corporate purposes or Permitted Acquisitions.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment, Term Loans and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of such LC Exposure shall be reallocated among those Revolving Lenders that are not Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all such non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all such non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, then the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(c), then the fees payable to the Lenders pursuant to Sections 2.12(a) and (b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(iv) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.21(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all participation fees payable under Section 2.12(b)(i) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks ratably in accordance with the portion of such LC Exposure attributable to each Issuing Bank until such LC Exposure is so cash collateralized and/or reallocated;

(d) so long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend (in any manner that would be adverse to such Issuing Bank or to any Revolving Lender) or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the Revolving Lenders that are not Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among the Revolving Lenders that are not Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18, but excluding Section 2.19(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders, as applicable, as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender, against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Revolving Loans or reimbursement obligations in respect of LC Disbursements in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of all Revolving Lenders and reimbursement obligations owed to all Revolving Lenders, in each case that are not Defaulting Lenders, pro rata (based on the sum of Revolving Loans and reimbursement obligations, as applicable, owed to each such Lender) prior to being applied to the prepayment of any Revolving Loans or reimbursement obligations owed to any Defaulting Lender.

In the event that the Administrative Agent, the Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

Each of Parent, Intermediate Holdings, Holdings and the Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of Parent, the Borrower or the Subsidiaries is duly organized, validly existing and, to the extent such concept is applicable in the corresponding jurisdiction, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Transactions and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, to the extent such concept is applicable in the corresponding jurisdiction, is in good standing in, every jurisdiction where the conduct of its business requires such qualification.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by TopCo and each Loan Party have been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of TopCo’s or such Loan Party’s Equity Interests (as the case may be). This Agreement has been duly executed and delivered by each of Parent, Intermediate Holdings, Holdings and the Borrower and constitutes, and each other Loan Document to which TopCo or any Loan Party is to be a party, when executed and delivered by TopCo or such Loan Party (as the case may be), will constitute, a legal, valid and binding obligation of Parent, Intermediate Holdings, Holdings, the Borrower, TopCo or such Loan Party (as the case may be), enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents and the Second-Lien Notes Documents, (b) will not violate any Organizational Document of Parent, the Borrower or any Subsidiary, (c) will not violate any Requirement of Law applicable to Parent, the Borrower or any Subsidiary, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon Parent, the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by Parent, the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder and (e) will not result in the creation or imposition of any Lien on any asset of Parent, the Borrower or any Subsidiary, except Liens created under the Loan Documents and the Second-Lien Notes Documents, except in the cases of clauses (c) and (d) above where such violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of TopCo as of and for the fiscal year ended December 31, 2009, reported on by Ernst & Young LLP, independent public accountants for TopCo. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of TopCo, Parent, the Borrower and the Subsidiaries as of such date and for such period in accordance with GAAP consistently applied.

(b) The Borrower has heretofore furnished to the Lenders a pro forma consolidated balance sheet of TopCo as of February 28, 2010, prepared giving effect to the Transactions as if the Transactions occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by Parent, Intermediate Holdings, Holdings and the Borrower to be reasonable), (ii) accurately reflects all adjustments necessary to give effect to the Transactions and (iii) presents fairly, in all material respects, the estimated pro forma financial position of Parent, the Borrower and the Subsidiaries as of such date, as if the Transactions occurred on such date.

(c) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, none of Parent, the Borrower or the Subsidiaries has, as of the Effective Date, any material direct or contingent liabilities, unusual long-term commitments or unrealized losses.

(d) No event, change or condition has occurred (other than the IRS Audit) that has had, or could reasonably be expected to have, a Material Adverse Effect since December 31, 2009.

SECTION 3.05. Properties. (a) Each of Parent, the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged Properties), except for Permitted Encumbrances and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted.

(b) Each of Parent, the Borrower and the Subsidiaries owns, or licenses pursuant to a valid and enforceable written agreement, all Intellectual Property and Software necessary for the operation and conduct of their businesses as currently conducted and, to the knowledge of Parent, Intermediate Holdings, Holdings and the Borrower, the operation and conduct of the businesses of Parent, the Borrower and the Subsidiaries (including the use or practice of any Intellectual Property and Software therein) does not infringe, misappropriate or dilute any Intellectual Property owned by any other Person, except for such infringements, misappropriations or dilutions that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.05(b), as of the Effective Date, no other Person has contested in writing any right, title or interest of Parent, the Borrower or any Subsidiary in or relating to any material Intellectual Property or Software or challenged in writing the ownership, use, validity or enforceability of any material Intellectual Property owned by Parent, the Borrower or any Subsidiary (including the use, validity or enforceability of any licenses to any Intellectual Property held by Parent, the Borrower or any Subsidiary). Except as set forth on Schedule 3.05(b), as of the Effective Date, there are no pending (or threatened in writing) actions, investigations, suits, proceedings or orders with respect to any such infringement, misappropriation or dilution or any other violation, impairment, contest or challenge in writing relating to material Intellectual Property. Except as set forth on Schedule 3.05(b), as of the Effective Date, no judgment or order regarding any such infringement, misappropriation, dilution, violation, impairment, contest or challenge has been rendered by any competent Governmental Authority, no settlement agreement or similar contract has been entered into by Parent, the Borrower or any Subsidiary with respect to any such infringement, misappropriation, dilution, violation, impairment, contest or challenge wherein such settlement agreement or similar contract would materially impact the operation and conduct of the business of Parent, the Borrower and the Subsidiaries in a negative manner or otherwise result in a Material Adverse Effect, and none of Parent, the Borrower or any Subsidiary has any reason to know of any valid basis for any claim for or based on any such infringement, misappropriation, dilution, violation, impairment, contest or challenge. To the knowledge of Parent, Intermediate Holdings, Holdings and the Borrower, no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any Intellectual Property of Parent, the Borrower or any Subsidiary, except for such infringements, misappropriations or dilutions that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) Schedule 3.05(c) sets forth the address of each parcel of real property that is owned or, to the extent that such real property requires annual rent payments by Parent, Borrower and the Subsidiaries in excess of $250,000, leased by Parent, the Borrower or any Subsidiary as of the Effective Date after giving effect to the Transactions.

(d) As of the Effective Date, none of Parent, the Borrower or any Subsidiary has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or threatened in writing against or affecting Parent, the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Parent, the Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of Parent, the Borrower and the Subsidiaries is in compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures, agreements and other instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. None of Parent, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09. Taxes. Each of Parent, the Borrower and the Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all material Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings, provided that Parent, the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor and the failure to pay such Taxes would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such underfunded Plans by an amount that, if required to be paid as of such date by the Borrower and the Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished, and excluding information of a general economic or industry-specific nature), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, Parent, Intermediate Holdings, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered to the Administrative Agent (and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date), it being understood that projections by their nature are uncertain and no assurance is being given that the results reflected in such projected financial information will be achieved.

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of Parent, the Borrower and each Subsidiary in, the Borrower and each Subsidiary and identifies each Subsidiary that is a Loan Party, in each case as of the Effective Date.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of Parent, the Borrower or any Subsidiary as of the Effective Date. As of the Effective Date, all premiums in respect of such material insurance have been paid. Parent, Intermediate Holdings, Holdings and the Borrower believe that the insurance maintained by or on behalf of Parent, the Borrower and the Subsidiaries is in such amounts (with no greater risk retention) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) adequate.

SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns or any other material labor disputes against Parent, the Borrower or any Subsidiary pending or threatened in writing. The hours worked by and payments made to employees of Parent, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except for any such violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All payments due from Parent, the Borrower or any Subsidiary, or for which any claim may be made against Parent, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Parent, the Borrower or such Subsidiary, except for any such failures to do so that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no organizing activity involving Parent, the Borrower or any Subsidiary pending or threatened in writing by any labor union or group of employees, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no representation proceedings pending or threatened in writing with the National Mediation Board, and no labor organization or group of employees of Parent, the Borrower or any Subsidiary has made a pending demand for recognition, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Parent, the Borrower or any Subsidiary is bound.

SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, after taking into account all applicable rights of indemnity and contribution, (a) on a going concern basis the fair value of the assets of the Loan Parties, on a consolidated basis, exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Loan Parties, on a consolidated basis, will be greater than the amount that will be required to pay their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course, (c) the Loan Parties, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course and (d) the Loan Parties, on a consolidated basis, do not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date. For purposes of this Section 3.15, the amount of contingent liabilities at any time shall be computed as the amount that can reasonably be expected to become an actual and matured liability.

SECTION 3.16. Federal Reserve Regulations. (a) None of Parent, Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) Taking into account all of the Transactions, no part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.17. Senior Indebtedness. The Obligations constitute “First Priority Obligations” under and as defined in the Intercreditor Agreement.

SECTION 3.18. Permitted Holders. As of the Effective Date, each of the Permitted Holders owns, directly or indirectly, Equity Interests in Parent.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make the Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from Parent, Intermediate Holdings, Holdings, the Borrower and each Lender either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Kirkland & Ellis LLP, counsel for the Loan Parties, substantially in the form of Exhibit B-1, and (ii) local counsel in the Cayman Islands and each domestic jurisdiction where Mortgaged Property is located, substantially in the form of Exhibit B-2, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. Each of Parent, Intermediate Holdings, Holdings and the Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of TopCo and each Loan Party, the authorization of the Transactions and any other legal matters relating to TopCo, the Loan Parties, the Loan Documents or the Transactions (including information required by the Act), all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer or the President or a Vice President of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 as well as the conditions set forth in paragraphs (h) and (n) of this Section 4.01.

(e) The Administrative Agent shall have received all fees and other amounts due and payable by any Loan Party on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.

(f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer or legal officer of each of Parent and the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings, to the extent available in the applicable jurisdiction, made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents), to the extent not permitted by Section 6.02, have been or will contemporaneously with the initial funding of Tranche B Term Loans on the Effective Date be released.

(g) The Administrative Agent shall have received reasonably satisfactory evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(h) All requisite material Governmental Authorities shall have approved or consented to the Transactions to the extent required, all applicable waiting periods and appeal periods (including any extensions thereof) shall have expired and there shall be no governmental or judicial action, actual or threatened in writing, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions, except for those conditions that would, if complied with, not be reasonably likely to result in a material adverse effect on the business, financial condition, assets, results of operations or liabilities of Parent, the Borrower and the Subsidiaries, taken as a whole, or on the ability of the parties hereto to consummate the Transactions.

(i) The Lenders shall have received a pro forma consolidated balance sheet of TopCo as of February 28, 2010, after giving effect to the Transactions, and such pro forma consolidated balance sheet shall not be materially and adversely inconsistent with the pro forma financial statements or forecasts previously provided to the Lenders.

(j) The Lenders shall have received the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of TopCo as of and for the fiscal year ended December 31, 2009, reported on by Ernst & Young LLP, independent public accountants for TopCo, which financial statements shall be reasonably satisfactory to the Administrative Agent.

(k) The Transactions to be consummated on the Effective Date shall have been consummated or shall be consummated simultaneously with the initial funding of Tranche B Term Loans on the Effective Date in accordance with applicable law, the Intercreditor Agreement and all other related documentation (without giving effect to any amendments or waivers to or of such documents that are adverse to the Lenders and not approved by the Lenders). The Transactions shall have been consummated in a manner that is consistent in substantially all respects with the sources and uses shown in the Information Memorandum and is otherwise reasonably satisfactory to the Administrative Agent.

(l) The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent from the Financial Officer of the Borrower, executed and delivered solely in his capacity as an officer thereof (together with such other evidence reasonably requested by the Administrative Agent), confirming the solvency (consistent with the standard set forth in Section 3.15) of Parent, the Borrower and the Subsidiaries (on a consolidated basis) after giving effect to the Transactions as of the Effective Date.

(m) The Second-Lien Notes shall have been issued in an aggregate principal amount of not less than $300,000,000 and the Administrative Agent shall have received complete and correct copies of the Second-Lien Notes Documents, certified by a Financial Officer as complete and correct.

(n) There shall be no litigation, arbitration, administrative proceeding or consent decree that could reasonably be expected to result in a material adverse effect on the business, financial condition, assets, results of operations or liabilities of Parent, the Borrower and the Subsidiaries, taken as a whole, or on the ability of the parties hereto to consummate the Transactions.

(o) The consummation of the Transactions shall not (a) violate any applicable law, statute, rule or regulation that would result in a material adverse effect on the business, financial condition, assets, results of operations or liabilities of Parent, the Borrower and the Subsidiaries, taken as a whole, or on the ability of the parties hereto to consummate the Transactions or (b) conflict with, or result in a default or event of default under, any material agreement of Parent, the Borrower or any Subsidiary, after giving effect to the Transactions.

(p) All loans, interest and other amounts accrued or owing under each of the Existing First-Lien Credit Agreement and the Existing Second-Lien Credit Agreement (other than the Existing Letters of Credit) shall have been repaid in full and all guarantees and liens granted in respect thereof shall have been released (or will be released substantially concurrently with the making of Tranche B Term Loans and the Second-Lien Notes on the Effective Date) and the terms and conditions of any such release shall be reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received payoff and release letters with respect to each of the Existing First-Lien Credit Agreement and the Existing Second-Lien Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent. After giving effect to the Transactions, Parent, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or Disqualified Equity Interests other than (i) the Indebtedness incurred under the Loan Documents, (ii) the Second-Lien Notes and (iii) Indebtedness otherwise permitted by Section 6.01.

(q) The Loans shall have been rated not less than 15 days prior to the Effective Date by each of S&P and Moody’s.

(r) The Administrative Agent shall have received from the Borrower, at or prior to the time required by Section 2.03, a Borrowing Request in respect of the Tranche B Term Loans.

(s) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(t) The Intercreditor Agreement and the Affiliate Subordination Agreement each shall have been executed and delivered by each party thereto.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived in accordance with Section 9.02) at or prior to 5:00 p.m., New York City time, on May 14, 2010 (and, in the event such conditions are not so satisfied or waived, this Agreement and the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of (i) each Lender to make a Loan on the occasion of any Borrowing and (ii) the Issuing Banks to issue, amend, renew or extend any Letter of Credit (each event referred to in clause (i) and (ii) above, a “Credit Event”), is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of TopCo and each Loan Party set forth in the Loan Documents that are qualified by materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on and as of the date of such Credit Event (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

(b) At the time of and immediately after giving effect to such Credit Event, no Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each of Parent, Intermediate Holdings, Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated (or otherwise become subject to cash collateralization or other arrangements, satisfactory to the Administrative Agent and the Issuing Banks, and the Issuing Banks have released the Revolving Lenders from their participation obligations with respect to such Letters of Credit) and all LC Disbursements shall have been reimbursed, each of Parent, Intermediate Holdings, Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent on behalf of each Lender:

(a) within 90 days after the end of each fiscal year of Parent, the Reporting Entity’s audited consolidated balance sheet and audited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent, the Borrower and the Subsidiaries as of the end of and for such fiscal year on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent, the Reporting Entity’s unaudited consolidated balance sheet and unaudited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its Financial Officer as presenting fairly in all material respects the financial condition and results of operations of Parent, the Borrower and the Subsidiaries as of the end of and for such fiscal quarter and such portion of such fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of its Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the covenants contained in Sections 6.12, 6.13, 6.14 and 6.15 and (B) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of Parent ending December 31, 2011, a calculation of Excess Cash Flow, (iii) stating whether any change in GAAP or in the application thereof has occurred since December 31, 2009, and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate (or, in lieu thereof, indicating the location of such information in the financial statements accompanying such certificate) and (iv) if TopCo is the Reporting Entity, setting forth in reasonable detail, and in a form reasonably satisfactory to the Administrative Agent, calculations illustrating the difference between (x) the financial information set forth in such financial statements for TopCo and its subsidiaries on a consolidated basis and (y) the corresponding financial information for Parent, the Borrower and the Subsidiaries on a consolidated basis as of the end of the period (and for the period) covered by such financial statements;

(d) within (i) 90 days after the end of each fiscal year of Parent, a narrative discussion and analysis (which may be in bullet-point format) of the financial condition and results of operations of Parent, the Borrower and the Subsidiaries for such fiscal year, as compared to the projections previously delivered to the Lenders covering such fiscal year and (ii) 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent, a narrative discussion and analysis (which may be in bullet-point format) of the financial condition and results of operations of Parent, the Borrower and the Subsidiaries for such fiscal quarter and for the period from the beginning of the then-current fiscal year to the end of such fiscal quarter, as compared to the portion of the projections previously delivered to the Lenders covering such periods and to the comparable periods of the previous year;

(e) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Section 6.12, 6.13, 6.14 or 6.15 and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) as soon as available, and in any event no later than 60 days after the end of each fiscal year of Parent, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet and consolidated statements of projected income and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by TopCo, Parent, the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by TopCo or Parent to the holders of its Equity Interests or debt securities generally, as the case may be; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Parent, the Borrower or any Subsidiary or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Any financial statement required to be delivered pursuant to this Section 5.01 shall be (subject to the last sentence of Section 5.02) delivered in accordance with Section 9.01 and, at the Borrower’s election, shall be deemed to have been delivered on the date on which such financial statement is posted on the SEC’s website on the Internet at www.sec.gov and, in each case, such financial statement is readily accessible to the Administrative Agent on such date; provided that the Borrowers shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Lenders). Furthermore, if any financial statement, certificate or other information required to be delivered pursuant to this Section 5.01 shall be required to be delivered on any date that is not a Business Day, such financial statement, certificate or other information may be delivered to the Administrative Agent on the next succeeding Business Day after such date.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of a Responsible Officer’s obtaining knowledge of any of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Parent, Intermediate Holdings, Holdings or the Borrower, affecting Parent, Intermediate Holdings, Holdings, the Borrower or any other Subsidiary that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) any change in the ratings of the credit facilities made available under this Agreement by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place Parent or the Borrower or such credit facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating such credit facilities;

(e) any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of or any material interest in the Collateral under power of eminent domain or by condemnation or similar proceeding; and

(f) any other development (including notice of any claim or condition arising under or relating to any Environmental Law) that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Documents required to be delivered pursuant to Section 5.01 or 5.02 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provide a link thereto, on the Borrowers’ website or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or Intranet website, if any, to which the Administrative Agent has access (whether a commercial third-party website or a website sponsored by the Administrative Agent); provided that (A) the Borrowers shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to the Administrative Agent and (B) the Borrowers shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy)) the Administrative Agent (and each Lender if there is, at the time, no incumbent Administrative Agent) of the posting of any such documents on any website.

SECTION 5.03. Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in any Loan Party’s organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless the Borrower shall have provided to the Administrative Agent no later than ten days prior to such change all information that is required in order for the Administrative Agent to make all filings under the Uniform Commercial Code or otherwise necessary to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) At the time of delivery of financial statements pursuant to Section 5.01(a) or (b), the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer or chief legal officer of the Borrower (i) setting forth the information required pursuant to Sections 1 through 9 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that (1) all Uniform Commercial Code financing statements (including fixture filings, as the case may be) or, subject to Section 4.02(b)(iii) of the Collateral Agreement, filings with the United States Patent and Trademark Office and the United States Copyright Office, in each case that the Borrower has reviewed at the reasonable request of the Administrative Agent, are all the filings, recordings and registrations that are necessary to protect and perfect the security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) under the Collateral Agreement in respect of the Article 9 Collateral (as defined in the Collateral Agreement) in which such security interest may be perfected by filing in the United States or any political subdivision thereof and its territories and possessions (except as noted therein with respect to any continuation statements to be filed within such period) and (2) all filings, recordings or registrations with respect to the Collateral that is pledged pursuant to a Foreign Pledge Agreement, in each case reviewed by the Borrower at the reasonable request of the Administrative Agent, are all the filings, recordings or registrations that are necessary to protect and perfect the security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) under such Foreign Pledge Agreement in respect of all the Collateral in which such security interest may be perfected by filings, recordings or registrations in the applicable jurisdiction (except, to the extent applicable, with respect to any continuation statements or equivalent filings, recordings or registrations to be filed as required by applicable law).

SECTION 5.04. Existence; Conduct of Business. Each of Parent, Intermediate Holdings, Holdings and the Borrower will, and will cause each of the other Subsidiaries to, do or cause to be done all things reasonably necessary to obtain, preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names necessary to conduct its business as currently conducted and proposed to be conducted, except, in the case of clause (b), to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any disposition of assets permitted under Section 6.05.

SECTION 5.05. Payment of Obligations. Each of Parent, Intermediate Holdings, Holdings and the Borrower will, and Parent will cause each of the other Subsidiaries to, pay its material obligations (other than Indebtedness and any obligations in respect of any Swap Agreements), including material Tax liabilities, before the same shall become delinquent or in default, except where (a) any such payment or obligation is being contested in good faith by appropriate proceedings, (b) Parent, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. Each of Parent, Intermediate Holdings, Holdings and the Borrower will, and Parent will cause each of the other Subsidiaries to, keep and maintain all property material to the conduct of its business (other than property referenced in clause (b) of Section 5.04) in good working order and condition, ordinary wear and tear (and damage caused by casualty) excepted.

SECTION 5.07. Insurance. Each of Parent, Intermediate Holdings, Holdings and the Borrower will, and Parent will cause each of the other Subsidiaries to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts and against such risks as is (i) customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (ii) considered adequate by Parent, Intermediate Holdings, Holdings and the Borrower and (b) all other insurance as may be required by law. The Borrower will furnish to the Administrative Agent, upon request, information in reasonable detail as to the insurance so maintained. Parent, Intermediate Holdings, Holdings and the Borrower will cause all property and casualty insurance policies to be endorsed or otherwise amended to include a lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.08. [Reserved]

SECTION 5.09. Books and Records; Inspection and Audit Rights. Each of Parent, Intermediate Holdings, Holdings and the Borrower will, and Parent will cause each of the other Subsidiaries to, keep proper books of record and account in which full, true and correct (in all material respects) entries are made of all material dealings and transactions in relation to its business and activities. Each of Parent, Intermediate Holdings, Holdings and the Borrower will, and Parent will cause each of the other Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 5.09 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense, and provided, further, that when an Event of Default has occurred and is continuing the Administrative Agent or any such Lender (or any of their designated representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall provide the Borrower the opportunity to participate in any discussions with any such independent accountants.

SECTION 5.10. Compliance with Laws. Each of Parent, Intermediate Holdings, Holdings and the Borrower will, and Parent will cause each of the other Subsidiaries to, comply with all Requirements of Law with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds and Letters of Credit. The proceeds of the Tranche B Term Loans, together with the proceeds of the Second-Lien Notes, shall be used as of the Effective Date, first, to pay the Transaction Costs and, second, to refinance the outstanding extensions of credit under each of the Existing First-Lien Credit Agreement and the Existing Second-Lien Credit Agreement. The proceeds of the Revolving Loans will be used only for working capital and general corporate purposes (including Permitted Acquisitions). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be used only for general corporate purposes.

SECTION 5.12. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, Parent or the Borrower will, within five Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party (subject to the last sentence of the definition of the term “Collateral and Guarantee Requirement”).

SECTION 5.13. Further Assurances. (a) Each of Parent, Intermediate Holdings, Holdings and the Borrower will, and Parent will cause each of the other Subsidiary Loan Parties to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b) If any material assets (including any real property or improvements thereto or any interest therein with a fair market value in excess of $1,000,000) are acquired by the Borrower or any Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement or an applicable Foreign Pledge Agreement that become subject to the Lien created by the Collateral Agreement or such Foreign Pledge Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if reasonably requested by the Administrative Agent or the Required Lenders, Parent, Intermediate Holdings, Holdings or the Borrower, as necessary, will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

SECTION 5.14. Interest Rate Protection. As promptly as practicable, and in any event within 180 days after the Effective Date, the Borrower will enter into, and thereafter for a period of not less than three years will maintain in effect, one or more Swap Agreements with one or more Lenders (or Affiliates thereof) or with one or more financial institutions reasonably satisfactory to the Administrative Agent, the effect of which is that at least 50% of the aggregate outstanding principal amount of the Term Loans will be subject to interest at a fixed rate or the interest cost in respect of which will be fixed or otherwise hedged, in each case on terms and conditions reasonably acceptable to the Administrative Agent.

SECTION 5.15. Rated Credit Facilities. Each of Parent, Intermediate Holdings, Holdings and the Borrower will use commercially reasonable efforts to cause the credit facilities made available under this Agreement to be continuously rated by each of S&P and Moody’s.

SECTION 5.16. Post Closing Obligations. As promptly as practicable, and in any event not later than 60 days after the Effective Date (or such later date as is acceptable to the Administrative Agent in its sole discretion), Parent, Intermediate Holdings, Holdings and the Borrower shall, and shall cause each other Loan Party to, execute and delivery all Control Agreements required by the Collateral Agreement in respect of deposit accounts and security accounts of the Loan Parties existing as of the Effective Date.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated (or otherwise become subject to cash collateralization or other arrangements, satisfactory to the Administrative Agent and the Issuing Banks, and the Issuing Banks have released the Revolving Lenders from their participation obligations with respect to such Letters of Credit) and all LC Disbursements shall have been reimbursed, each of Parent, Intermediate Holdings, Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) None of Parent, Intermediate Holdings, Holdings or the Borrower will, nor will Parent permit any other Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents (including Existing Letters of Credit);

(ii) (A) the Second-Lien Notes in an aggregate principal amount not exceeding $300,000,000, (B) other Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and (C) extensions, renewals and replacements of the Second-Lien Notes or such other Indebtedness, provided that such extending, renewal or replacement Indebtedness (1) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or replaced, (2) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and reasonable fees and expenses associated therewith), (3) shall not have a maturity date that is earlier than the date that is 91 days after the latest maturity date of any Commitment or Loan, (4) shall have a weighted average life that is longer than the weighted average life of each Class of the then-remaining Term Loans, (5) shall be subordinated to the Obligations on the same terms as the Indebtedness being extended, renewed or replaced and (6) shall contain terms (including covenants, events of default, remedies, redemption provisions and change of control provisions) that are market terms on the date of issuance, provided that such covenants and events of default, taken as a whole, are not materially more restrictive than the covenants and defaults contained in this Agreement and the other Loan Documents and do not require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specified actions (unless (x) except as provided in the immediately succeeding subclause (y), such financial performance standards (and the associated definitions, to the extent used in determining or calculating such financial performance standards) are identical in all respects to the financial performance standards set forth in this Agreement and (y) the levels for each such financial performance standard are increased (or, in the case of the Interest Coverage Ratio, reduced) by 0.75 above (or, in the case of the Interest Coverage Ratio, below) the corresponding levels for the financial performance standards set forth in this Agreement);

(iii) Indebtedness of the Borrower to Parent or any Subsidiary and of Parent or any Subsidiary to Parent, the Borrower or any other Subsidiary, provided (A) that Indebtedness of any Subsidiary that is not a Loan Party to Parent, the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (B) Indebtedness of the Borrower to Parent or any Subsidiary and Indebtedness of Parent or any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(iv) Guarantees by the Borrower of Indebtedness of Parent or any Subsidiary and by Parent or any Subsidiary of Indebtedness of Parent, the Borrower or any other Subsidiary, provided that (A) the Indebtedness so Guaranteed is permitted by this Section (other than clause (a)(vi)), (B) Guarantees by Parent, the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04, (C) other than in the case of Guarantees of the Second-Lien Notes and any Additional Second-Lien Debt, Guarantees permitted under this clause (iv) shall be subordinated to the Obligations of the applicable Loan Party to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (D) none of the Second-Lien Notes (or any extension, renewal or replacement thereof), Additional Second-Lien Debt (or any extension, renewal or replacement thereof) or Subordinated Debt shall be Guaranteed by any Subsidiary, unless such Subsidiary is a Loan Party that has Guaranteed the Obligations pursuant to the Collateral Agreement;

(v) (A) Indebtedness of Parent, the Borrower or any Subsidiary incurred to finance the acquisition, development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed by Parent, the Borrower or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement, and (B) extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and premium payable by the terms of such Indebtedness thereon and reasonable fees and expenses associated therewith), provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $10,000,000 at any time outstanding;

(vi) Indebtedness of any Person that becomes a Subsidiary after the Effective Date, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and reasonable fees and expenses associated therewith), provided that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $25,000,000 at any time outstanding;

(vii) other unsecured Indebtedness of Parent, the Borrower or any Subsidiary in an aggregate principal amount not exceeding $20,000,000 at any time outstanding, provided that the aggregate principal amount of Indebtedness of the Subsidiaries that are not Subsidiary Loan Parties permitted by this clause (vii) shall not exceed $1,000,000 at any time outstanding;

(viii) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(ix) Indebtedness of Parent, the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(x) Indebtedness in respect of Swap Agreements permitted by Section 6.07;

(xi) (A) Subordinated Debt; provided that (1) no Event of Default has occurred and is continuing or would result therefrom and (2) Parent is in compliance on a Pro Forma Basis after giving effect to the incurrence of such Subordinated Debt with the covenants contained in Sections 6.12, 6.13 and 6.14 recomputed as of the last day (or, with respect to Sections 6.13 and 6.14, as of the date that is 10 Business Days after the last day) of the most recently ended fiscal quarter of Parent prior to the issuance of such Subordinated Debt and has delivered to the Administrative Agent a certificate of its Financial Officer to such effect, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with this clause (2) (which calculations shall, if made as of the last day of any fiscal quarter of Parent for which Parent has not delivered to the Administrative Agent the financial statements and certificate of its Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Consolidated Cash Interest Expense for the relevant period) and (B) Subordinated Refinancing Indebtedness in respect of Subordinated Debt issued pursuant to clause (A) above or this clause (B);

(xii) Indebtedness of Foreign Subsidiaries that are not Loan Parties consisting of working capital revolving credit facilities in an aggregate amount not exceeding $5,000,000 at any time outstanding;

(xiii) Indebtedness in respect of netting services or overdraft protection or in connection with deposit accounts or securities accounts maintained with financial institutions or from any arrangement relating to the provision of treasury, depositary or cash management services or automated clearinghouse transfers of funds, in each case incurred in the ordinary course of business;

(xiv) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(xv) Indebtedness arising from agreements of Parent, the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the acquisition of any business or assets permitted under this Agreement;

(xvi) Indebtedness of Parent, the Borrower or any Subsidiary to the seller of any business or assets permitted to be acquired by the Borrower and the Subsidiaries under this Agreement constituting a portion of the purchase price therefor in an aggregate amount not exceeding $25,000,000 at any time outstanding, and extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals or replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and reasonable fees and expenses associated therewith);

(xvii) Indebtedness consisting of reimbursement obligations in respect of letters of credit (other than Letters of Credit issued pursuant to Section 2.05) issued for the account of Parent, the Borrower or any Subsidiary and having an aggregate face amount at any time outstanding not in excess of $3,000,000; and

(xviii) (A) Additional Second-Lien Debt in an aggregate principal amount not to exceed $100,000,000 that is issued for cash payable on the date of issuance thereof or as consideration for a Permitted Acquisition; provided that (1) if such Additional Second-Lien Debt is issued for cash, the Net Proceeds of such Additional Second-Lien Debt are used, promptly after such Net Proceeds are received by the Borrower, (x) to consummate one or more Permitted Acquisitions or (y) to prepay Term Loans pursuant to Section 2.11(a), (2) no Event of Default has occurred and is continuing or would result therefrom and (3) Parent is in compliance on a Pro Forma Basis after giving effect to the incurrence of such Additional Second-Lien Debt with the covenants contained in Sections 6.12, 6.13 and 6.14 recomputed as of the last day (or, with respect to Sections 6.13 and 6.14, as of the date that is 10 Business Days after the last day) of the most recently ended fiscal quarter of Parent prior to the issuance of such Additional Second-Lien Debt and has delivered to the Administrative Agent a certificate of its Financial Officer to such effect, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with this clause (3) (which calculations shall, if made as of the last day of any fiscal quarter of Parent for which Parent has not delivered to the Administrative Agent the financial statements and certificate of its Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Consolidated Cash Interest Expense for the relevant period) and (B) extensions, renewals and replacements of the Additional Second-Lien Debt that satisfy the requirements set forth in clauses (1) through (6) of the first proviso to Section 6.01(a)(ii).

(b) None of Parent, Intermediate Holdings, Holdings or the Borrower will, nor will Parent permit any other Subsidiary to, issue any Disqualified Equity Interests.

SECTION 6.02. Liens. None of Parent, Intermediate Holdings, Holdings or the Borrower will, nor will Parent permit any other Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of Parent, the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02, provided that (A) such Lien shall not apply to any other property or asset of Parent, the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith);

(d) any Lien existing on any property or asset prior to the acquisition thereof by Parent, the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or asset of Parent, the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith);

(e) Liens on fixed or capital assets acquired, developed, constructed, restored, replaced, rebuilt, maintained, upgraded or improved (including any such assets made the subject of a Capital Lease Obligation or Synthetic Lease Obligation incurred) by Parent, the Borrower or any Subsidiary, provided that (i) such Liens secure Indebtedness incurred to finance such acquisition, development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement and permitted by clause (v)(A) of Section 6.01(a) or to extend, renew or replace such Indebtedness and permitted by clause (v)(B) of Section 6.01(a), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement (provided that this clause (ii) shall not apply to any Indebtedness permitted by clause (v)(B) of Section 6.01(a) or any Lien securing such Indebtedness), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost of acquiring, developing, constructing, restoring, replacing, rebuilding, maintaining, upgrading or improving such fixed or capital asset or, in the case of Indebtedness permitted by clause (v)(A) of Section 6.01(a), its fair market value at the time such security interest attaches and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens representing (i) any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement or (ii) the interest of a licensee, lessee, sublicensee or sublessee arising by virtue of being granted a license or lease permitted by this Agreement;

(h) Liens that are rights of setoff relating to deposit accounts in favor of banks and other depositary institutions arising in the ordinary course of business;

(i) Liens arising out of judgments or decrees not resulting in an Event of Default;

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with past practice;

(k) Liens on the Collateral securing obligations under the Second-Lien Notes Documents (and any Indebtedness incurred to extend, refinance or replace the Second-Lien Notes under Section 6.01(a)(ii)) and the Additional Second-Lien Debt Documents (and any Indebtedness incurred to extend, refinance or replace the Additional Second-Lien Debt under Section 6.01(a)(xviii)), provided that such Liens are subordinated to the Liens securing the Obligations to the extent provided by the terms of the Intercreditor Agreement (treating both the Second-Lien Notes and any Additional Second-Lien Debt (and, in each case, any Indebtedness incurred to refinance or replace such Indebtedness) as “Second Priority Obligations” (as such term is defined in the Intercreditor Agreement));

(l) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(m) Liens securing reimbursement obligations permitted by Section 6.01(a) in respect of documentary letters of credit or bankers’ acceptances, provided that such Liens attach only to the documents and goods covered thereby and proceeds thereof;

(n) Liens not otherwise permitted by this Section to the extent that neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $5,000,000 at any time outstanding;

(o) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to such Loan Party;

(p) Liens attaching solely to cash earnest money deposits in connection with Investments permitted under Section 6.04 (other than clause (o) thereof); and

(q) Liens on assets of a Foreign Subsidiary that secure Indebtedness of such Foreign Subsidiary that is permitted to be incurred under Section 6.01(a)(xii).

SECTION 6.03. Fundamental Changes. (a) None of Parent, Intermediate Holdings, Holdings or the Borrower will, nor will Parent permit any other Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than Parent, Intermediate Holdings, Holdings and the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Loan Party) is a Subsidiary Loan Party, (iii) any Subsidiary (other than Intermediate Holdings and Holdings) may merge into or consolidate (or amalgamate) with any Person in a transaction permitted by Section 6.05 (other than clause (l) of Section 6.05) in which the surviving entity is not a Subsidiary, (iv) any Subsidiary may liquidate or dissolve if Parent or the Borrower determines in good faith that such liquidation or dissolution is in the best interests of Parent or the Borrower and is not materially disadvantageous to the Lenders, (v) Holdings may merge into Intermediate Holdings in a transaction in which Intermediate Holdings is the surviving corporation and (vi) Intermediate Holdings may merge into Parent in a transaction in which Parent is the surviving corporation, provided that any such merger or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless also permitted by Sections 6.04.

(b) None of the Parent, Intermediate Holdings, Holdings or the Borrower will, nor will Parent permit any other Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by Parent, the Borrower and the Subsidiaries, on the Effective Date and businesses reasonably related thereto.

(c) Except to the extent sold, transferred, leased or otherwise disposed of pursuant to a transaction permitted by Section 6.05 (other than clauses (b) and (l) thereof), none of Parent, Intermediate Holdings, Holdings or the Borrower shall allow any Intellectual Property held by Techno Cayman as of the Effective Date to be held by any Person other than a Person or Persons (each such Person, including Techno Cayman, a “Techno IP Holder”) that is either (i) a Loan Party or (ii) any other Subsidiary (organized under the laws of (x) any of the Netherlands, Ireland or Switzerland unless, as a result of a Change in Law, the sale, transfer, lease or other disposition of such Intellectual Property by the existing Techno IP Holder to a Subsidiary organized under the laws of such jurisdiction would materially prejudice the Administrative Agent’s collateral interest (on behalf of the Secured Parties) in the Equity Interests of the Techno IP Holders or (y) any other jurisdiction that is reasonably satisfactory to the Administrative Agent) that is directly owned by a Loan Party and the Equity Interests of which are pledged as Collateral to secure the Obligations in accordance with the definition of the term “Collateral and Guarantee Requirement” pursuant to a Foreign Pledge Agreement.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. None of Parent, Intermediate Holdings, Holdings or the Borrower will, nor will Parent permit any other Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Permitted Acquisitions, provided that (i) the aggregate purchase price of all Permitted Acquisitions consummated under this Section 6.04(b) (which shall be deemed (A) to include (1) any amounts actually paid pursuant to any post-closing payment adjustments, earn-outs or non-compete payments and (2) the principal amount of Indebtedness that is assumed pursuant to Section 6.01(a)(vi) or otherwise incurred in connection with any Permitted Acquisition and (B) to exclude any Qualified Equity Interests issued in payment of any portion of such purchase price and the Net Proceeds of the issuance of Qualified Equity Interests (to the extent such Net Proceeds are used to pay any portion of such purchase price)), minus any portion of such purchase price paid with Net Proceeds pursuant to Section 2.11(c), shall not exceed $200,000,000 and (ii) the aggregate purchase price of all Foreign Acquisitions consummated under this Section 6.04(b) (determined as set forth above) shall not exceed $20,000,000 (which amount shall not include (x) any cash expended by any Foreign Subsidiary in respect of a Foreign Acquisition unless such cash represents the proceeds of an investment by a Loan Party to such Foreign Subsidiary in contemplation of such Foreign Acquisition (unless such proceeds so invested are the proceeds of an issuance of Qualified Equity Interests) and (y) the portion of the purchase price of a Foreign Acquisition attributable to assets (other than the Equity Interests of any Person so acquired in such Foreign Acquisition) that are acquired by a Loan Party and constitute Collateral);

(c) investments existing on the Effective Date and set forth on Schedule 6.04;

(d) investments by Parent, the Borrower and the Subsidiaries in Equity Interests of their respective subsidiaries, provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement or a Foreign Pledge Agreement (subject to the limitations applicable to Equity Interests of a Foreign Subsidiary referred to in the definition of the term “Collateral and Guarantee Requirement”) and (ii) the aggregate amount of investments made after the Effective Date pursuant to this clause (d) by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (ii) of the proviso to paragraph (e) of this Section and outstanding Guarantees permitted under the proviso to paragraph (f) of this Section) shall not exceed $25,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e) loans or advances made by the Borrower to Parent or any Subsidiary and made by Parent or any Subsidiary to Parent, the Borrower or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement and (ii) the amount of such loans and advances made pursuant to this clause (ii) by Loan Parties to Subsidiaries that are not Loan Parties (together with investments permitted under clause (ii) of the proviso to paragraph (d) of this Section and outstanding Guarantees permitted under the proviso to paragraph (f) of this Section) shall not exceed $25,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f) Guarantees of Indebtedness that are permitted by Section 6.01 and Guarantees of other obligations of Parent, the Borrower or any Subsidiary, provided that the aggregate principal amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that are Guaranteed by any Loan Party (together with investments permitted under clause (ii) of the proviso to paragraph (d) of this Section and intercompany loans permitted under clause (ii) of the proviso to paragraph (e) of this Section) shall not exceed $25,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(g) (i) loans or advances to employees, officers and directors of Parent, the Borrower or any Subsidiary made in the ordinary course of business not exceeding $5,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances) and (ii)(A) loans or advances to employees, officers and directors of TopCo, Parent, the Borrower or any Subsidiary in connection with such Person’s purchase of Equity Interests of TopCo (prior to the consummation of an IPO) and the Public Company (after the consummation of an IPO) and (B) promissory notes received from stockholders of TopCo, Parent, the Borrower or any Subsidiary in connection with the exercise of stock options in respect of the Equity Interests of TopCo, Parent, the Borrower and the Subsidiaries, in an aggregate amount (in the case of clauses (ii)(A) and (ii)(B) on a combined basis) not to exceed $12,000,000;

(h) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of Parent, the Borrower or any Subsidiary for accounting purposes and that are made in the ordinary course of business;

(i) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j) investments in the form of Swap Agreements permitted by Section 6.07;

(k) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(l) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(m) investments received in connection with the disposition of any asset permitted by Section 6.05;

(n) receivables or other trade payables owing to the Borrower or a Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or any Subsidiary deems reasonable under the circumstances;

(o) investments resulting from pledges and deposits referred to in Section 6.02(b), (i), (n) or (p);

(p) investments in deposit accounts opened in the ordinary course of business with financial institutions;

(q) other investments, loans and advances by the Borrower or any Subsidiary in an aggregate amount, as valued at cost at the time each such investment, loan or advance is made and including all related commitments for future investments, loans or advances (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investment, loan or advance), not exceeding $25,000,000 in the aggregate for all such investments made or committed to be made from and after the Effective Date plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made); provided that such amount shall be increased by (i) the Net Proceeds of issuances of, or capital contributions in respect of existing, Qualified Equity Interests (other than in connection with the exercise of a Cure Right) that are Not Otherwise Applied; and

(r) investments consisting of the acquisition by any subsidiary of the Borrower (including by way of a contribution) of the Equity Interests of any Subsidiary that is a wholly owned direct or indirect subsidiary of the Borrower, in each case to the extent necessary to consummate the reorganization and rationalization of the Subsidiaries substantially as contemplated by Exhibit G (with such adjustments thereto as are in the best interests of Parent and the Borrower (as determined in good faith by Parent or the Borrower) and is not materially disadvantageous to the Lenders) (the “Permitted Rationalization”).

SECTION 6.05. Asset Sales. None of Parent, Intermediate Holdings, Holdings or the Borrower will, nor will Parent permit any other Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any income or revenues (including accounts receivable) or rights in respect thereof and including any Equity Interest owned by it, nor will Parent, Intermediate Holdings, Holdings or the Borrower permit any other Subsidiary to issue any additional Equity Interests in such Subsidiary (other than (i) any Subsidiary issuing directors’ qualifying shares or (ii) any Subsidiary issuing Equity Interests to the Borrower or another Subsidiary, in each case in compliance with Section 6.04(d), if applicable), except:

(a) sales, transfers, leases and other dispositions of (i) inventory in the ordinary course of business, (ii) obsolete, worn-out or surplus equipment that is no longer useful to its business in the ordinary course of business and (iii) Permitted Investments;

(b) subject to Section 6.03(c), sales, transfers, leases and other dispositions to Parent, the Borrower or a Subsidiary, provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party (other than pursuant to an intercompany license existing on the Effective Date and previously provided to the Administrative Agent or any future intercompany licenses in substantially the same form thereof) shall be made in compliance with Section 6.09;

(c) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business;

(d) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an investment permitted by clause (i), (k), (m) or (q) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold);

(e) leases or licenses entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Parent, the Borrower or any Subsidiary;

(f) licenses or sublicenses of Intellectual Property or Software in the ordinary course of business, to the extent that they do not materially interfere with the business of Parent, the Borrower or any Subsidiary;

(g) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Parent, the Borrower or any Subsidiary;

(h) the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of Parent or the Borrower, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of Parent, the Borrower and the Subsidiaries;

(i) the disposition of any investments existing on the Effective Date and set forth on Schedule 6.04;

(j) dispositions of non-core assets acquired in connection with Permitted Acquisitions;

(k) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold, including pursuant to a merger, consolidation or similar transaction) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (k) shall not exceed $25,000,000 during any fiscal year of the Borrower;

(l) sales, transfers and other dispositions permitted by Section 6.03(a) (other than clause (iii) thereof);

(m) the sale or exchange of specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 365 days of such sale or exchange in the acquisition of) replacement items of equipment that are the functional equivalent of the item of equipment so sold or exchanged;

(n) the disposition of Permitted Investments; and

(o) the incurrence of Liens permitted hereunder;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (a)(ii), (b), (c), (d) (solely with respect to dispositions of investments permitted by clause (i) or (m) of Section 6.04), (e), (f), (g), (h), (n) or (o)) shall be made for fair value and (other than those permitted by clause (a)(ii), (b) (unless the disposition is by a Loan Party to a Subsidiary that is not a Loan Party), (c) (d) (solely with respect to dispositions of investments permitted by clause (i) or (m) of Section 6.04), (e), (f), (g), (h), (l), (m), (n) or (o)) for at least 75% cash consideration payable at the time of such sale, transfer or other disposition.

SECTION 6.06. Sale and Leaseback Transactions. None of Parent, Intermediate Holdings, Holdings or the Borrower will, nor will Parent permit any other Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

SECTION 6.07. Swap Agreements. None of Parent, Intermediate Holdings, Holdings or the Borrower will, nor will Parent permit any other Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements required by Section 5.14 or entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Subsidiary) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) None of Parent, Intermediate Holdings, Holdings nor the Borrower will, nor will Parent permit any other Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) the Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (ii) Parent may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests, (iii) Parent may (and Intermediate Holdings, Holdings and the Borrower may make Restricted Payments so that Parent may), make Restricted Payments, not exceeding $5,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans or compensation arrangements approved by TopCo’s or Parent’s board of directors for management or employees of Parent, the Borrower and the Subsidiaries, (iv) Parent may (and Intermediate Holdings, Holdings and the Borrower may make Restricted Payments so that Parent may) make Restricted Payments at such times and in such amounts, (A) not exceeding $2,000,000 during any fiscal year, as shall be necessary to permit TopCo, Parent and the Subsidiaries (other than the Borrower and its subsidiaries) to discharge their general corporate and overhead expenses (including franchise taxes and directors fees and director and officer indemnification obligations) incurred in the ordinary course, and (B) to pay its Tax liabilities directly attributable to (or arising as a result of) the operations of Parent, the Borrower and the Subsidiaries, provided that (1) the aggregate amount of Restricted Payments made pursuant to clause (B) of this clause (iv) shall not exceed the amount that Parent, the Borrower or the Subsidiaries, as applicable, would be required to pay in respect of federal, state and local taxes were Parent, the Borrower or the Subsidiaries to pay such taxes as stand-alone taxpayers, (2) all Restricted Payments made to Parent, the Borrower or the Subsidiaries, pursuant to this clause (iv) shall be used by Parent, the Borrower or the Subsidiaries, as applicable, for the purposes specified herein within three Business Days after their respective receipt thereof and (3) other than in the case of clause (B) of this clause (iv), no Event of Default shall have occurred and be continuing or would result therefrom, (v) Parent may (and the Borrower and the Subsidiaries may make Restricted Payments so that Parent may) make Restricted Payments, at such times and in such amounts as are necessary to make payments of or on account of (A) monitoring or management or similar fees or transaction fees and (B) reimbursement of out-of pocket costs and expenses incurred in connection with monitoring, management or similar services, in each case to the Sponsor or any Sponsor Affiliate to the extent not prohibited by Section 6.09, provided that no Event of Default shall have occurred and be continuing or would result therefrom, and (vi) so long as no Default has occurred and is continuing, Parent may (and the Borrower and the Subsidiaries may make Restricted Payments so that Parent may) make Restricted Payments in an aggregate amount not to exceed the sum of (A) the aggregate amount of Net Proceeds of issuances of, or capital contributions in respect of existing, Qualified Equity Interests (other than in connection with the exercise of a Cure Right) that are Not Otherwise Applied and (B) if the Leverage Ratio as of the date that is 10 Business Days after the last day of the most-recently ended four fiscal quarter period in respect of which financial statements shall have been delivered under Section 5.01(a) or (b) or a related certificate of a Financial Officer of Parent shall have been delivered pursuant to Section 5.01(c), determined on a Pro Forma Basis after giving effect to such Restricted Payments, is less than or equal to 4.00 to 1.00, the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied.

(b) None of Parent, Intermediate Holdings, Holdings or the Borrower will, nor will Parent permit any other Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness under the Second-Lien Notes (including any extensions, renewals and replacements thereof), any Additional Second-Lien Debt (including any extensions, renewals and replacements thereof), any Subordinated Debt and any other Indebtedness required to be subordinated to the Obligations pursuant hereto, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any such Indebtedness, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing in respect of any such Indebtedness, except:

(i) payment of regularly scheduled interest and principal payments (and fees and expenses payable) as, in the form of payment and when due in respect of any such Indebtedness (subject to the subordination provisions, if any, applicable to any such Indebtedness);

(ii) refinancings of such Indebtedness to the extent permitted by Section 6.01;

(iii) payment of secured amounts of such Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and

(iv) so long as no Default has occurred and is continuing, payments or other distributions in respect of any such Indebtedness in an aggregate amount not to exceed the sum of (A) if the First-Lien Leverage Ratio as of the date that is 10 Business Days after the last day of the most-recently ended four fiscal quarter period, determined on a Pro Forma Basis after giving effect to such payment or other disposition on the last day of the most-recently ended fiscal quarter of Parent, is less than 2.85 to 1.00, up to an amount not to exceed $40,000,000 for the term of this Agreement and (B) the aggregate amount of Net Proceeds of issuances of, or capital contributions in respect of existing, Qualified Equity Interests (other than in connection with the exercise of a Cure Right) that are Not Otherwise Applied.

SECTION 6.09. Transactions with Affiliates. (a) None of Parent, Intermediate Holdings, Holdings or the Borrower will, nor will Parent permit any other Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions at prices and on terms and conditions not less favorable to Parent, the Borrower or such Subsidiary than could reasonably be expected to be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions (A) between or among the Borrower and the Loan Parties not involving any other Affiliate, (B) between or among Subsidiaries that are not Loan Parties and (C) consisting of sales, leases, transfers, purchases or acquisitions of property or other assets between or among Loan Parties and Subsidiaries that are not Loan Parties in connection with the Permitted Rationalization to the extent that the aggregate fair value of the property or assets subject to such transactions does not exceed $10,000,000 for the term of this Agreement, (iii) loans or advances to employees, officers and directors permitted under Section 6.04(g), (iv) payroll, travel and similar advances to cover matters permitted under Section 6.04(h), (v) the payment of reasonable fees to directors of Parent, the Borrower or any Subsidiary who are not employees of the Sponsor, any Sponsor Affiliate, Parent, the Borrower or any Subsidiary, (vi) compensation and employee benefit arrangements paid to, indemnities provided for the benefit of, and employment and severance arrangements entered into with, directors, officers or employees of Parent, the Borrower or the Subsidiaries in the ordinary course of business, (vii) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Parent’s board of directors, (viii) any payments made as permitted by Section 6.09(b) and any payments to the Sponsor or any Sponsor Affiliate for reimbursement of out-of-pocket costs and expenses or to indemnify the Sponsor or any Sponsor Affiliate under the Amended and Restated Advisory Agreement dated as of September 22, 2005, among TopCo, the Borrower and GGC Administration, LLC, (ix) payment of transaction fees payable to the Sponsor or any Sponsor Affiliate pursuant to agreements between TopCo and the Sponsor or such Sponsor Affiliate as in effect on, and that have been disclosed to the Administrative Agent prior to, the Effective Date, (x) any Restricted Payment permitted by Section 6.08(a) (other than clause (v) thereof) and (xi) transactions set forth on Schedule 6.09.

(b) None of Parent, Intermediate Holdings, Holdings or the Borrower will, nor will Parent permit any other Subsidiary to, make any payment of or on account of monitoring or management or similar fees payable to the Sponsor or any Sponsor Affiliate (other than transaction fees payable pursuant to clause (ix) of Section 6.09(a)) in an aggregate amount in any fiscal year of Parent in excess of $3,000,000 (which amount for any such fiscal year shall be increased by the aggregate amount of accrued but unpaid monitoring or management or similar fees payable to the Sponsor or any Sponsor Affiliate in any prior fiscal year of Parent the payment of which would have otherwise been permitted during such prior fiscal year under this paragraph (b)).

SECTION 6.10. Restrictive Agreements. None of Parent, Intermediate Holdings, Holdings or the Borrower will, nor will Parent permit any other Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Parent, the Borrower or any Subsidiary to create, incur or permit to exist any Lien in favor of the Secured Parties upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by (A) law, (B) any Loan Document, any Second-Lien Notes Document or any Additional Second-Lien Debt Document or (C) Indebtedness of a Foreign Subsidiary permitted by Section 6.01(a)(xii), provided that such restrictions or conditions are imposed solely on such Foreign Subsidiary and allow compliance with the Collateral and Guarantee Requirement, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date and identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment, modification or replacement expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by (A) any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (B) any Subordinated Debt Documents and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents. None of Parent, Intermediate Holdings, Holdings or the Borrower will, nor will Parent permit any other Subsidiary to, amend, modify, waive, terminate or release (a) any of its Organizational Documents, (b) the Second-Lien Notes Documents, any Additional Second-Lien Debt Document or any other documentation relating to Indebtedness that is subject to the Intercreditor Agreement (other than any such amendment, modification or waiver that is expressly permitted by the terms of the Intercreditor Agreement), (c) any documentation relating to the Indebtedness permitted under Section 6.01(a)(ii)(B) (and any extension, renewal or replacement thereof) or (d) any other material agreements (including joint venture agreements), unless (i) in the case of clauses (a), (b) or (c) above, the effect of such amendment, modification, waiver, termination or release is not adverse to Parent, the Borrower, any Subsidiary or the Lenders or (ii) in the case of clause (d) above, the effect of such amendment, modification, waiver, termination or release is not materially adverse to the Lenders.

SECTION 6.12. Interest Coverage Ratio. Parent will not permit the Interest Coverage Ratio as of the last day of any period of four consecutive fiscal quarters of Parent ending during any period set forth below, to be less than the ratio set forth below opposite such period:

Period	Ratio
Effective Date through June 30, 2013	1.90 to 1.00
July 1, 2013, through June 30, 2014	1.95 to 1.00
July 1, 2014, through June 30, 2015	2.00 to 1.00
July 1, 2015, and thereafter	2.05 to 1.00

SECTION 6.13. Leverage Ratio. Parent will not permit the Leverage Ratio as of the date that is 10 Business Days after the last day of any period of four consecutive fiscal quarters of Parent ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio
Effective Date through March 31, 2012	5.75 to 1.00
April 1, 2012, through March 31, 2013	5.50 to 1.00
April 1, 2013, through March 31, 2014	5.25 to 1.00
April 1, 2014, through March 31, 2015	5.00 to 1.00
April 1, 2015, and thereafter	4.50 to 1.00

SECTION 6.14. First-Lien Leverage Ratio. Parent will not permit the First-Lien Leverage Ratio as of the date that is 10 Business Days after the last day of any period of four consecutive fiscal quarters of Parent ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio
Effective Date through December 31, 2011	3.60 to 1.00
January 1, 2012, through March 31, 2012	3.50 to 1.00
April 1, 2012, through March 31, 2013	3.40 to 1.00
April 1, 2013, through March 31, 2014	3.15 to 1.00
April 1, 2014, through March 31, 2015	2.90 to 1.00
April 1, 2015, and thereafter	2.65 to 1.00

SECTION 6.15. Maximum Capital Expenditures. (a) The aggregate amount of Capital Expenditures made by Parent, the Borrower and the Subsidiaries in any fiscal year shall not exceed $20,000,000.

(b) The amount of Capital Expenditures set forth in Section 6.15(a) in respect of any fiscal year may be carried over for expenditure in the next succeeding fiscal year (but not any other fiscal year), provided that Capital Expenditures made during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year and second, in respect of amounts carried over from the prior fiscal year pursuant to this paragraph (b).

SECTION 6.16. Changes in Fiscal Periods. None of Parent, Intermediate Holdings, Holdings or the Borrower will either (a) permit its fiscal year or the fiscal year of any Subsidiary to end on a day other than December 31 or (b) change its method of determining fiscal quarters; provided that Parent may, upon written notice to and after consultation with the Administrative Agent, change its fiscal year (and the fiscal year of the Borrower and each Subsidiary) one time during the term of this Agreement to any other fiscal year reasonably acceptable to the Borrower and the Administrative Agent (and may make corresponding changes in its method of determining fiscal quarters), in which case Parent, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments and amendments to this Agreement and the other Loan Documents that are necessary to reflect such change in fiscal year.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Parent, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall, if qualified by materiality, prove to have been incorrect or, if not so qualified, prove to have been incorrect in any material respect, in each case when made or deemed made;

(d) Parent, Intermediate Holdings, Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04(a) (with respect to the existence of Parent, Intermediate Holdings, Holdings or the Borrower) or 5.11 or in Article VI;

(e) TopCo or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in paragraph (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after receipt of notice thereof from any Lender or the Administrative Agent to the Borrower;

(f) Parent, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (in the case of an interest payment in respect of any Material Indebtedness, after giving effect to any grace period provided in the applicable instrument or agreement under which such Material Indebtedness was created);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired and all required notices having been given) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement);

(h) subject to Section 7.02, an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Parent, the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) subject to Section 7.02, Parent, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) subject to Section 7.02, Parent, the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by insurance as to which the applicable insurance company is solvent and has not denied coverage) shall be rendered against Parent, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Parent, the Borrower or any Subsidiary, to enforce any such judgment;

(l) an ERISA Event shall have occurred that would reasonably be expected to result in a Material Adverse Effect;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral with a fair value in excess of $10,000,000, with the priority required by the applicable Security Document, except (i) as a result of the release of a Loan Party or the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or (B) file Uniform Commercial Code continuation statements;

(n) (i) any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party that is a party thereto or (ii) the TopCo Guarantee Agreement shall, during its term of effectiveness, be asserted by TopCo not to be a legal, valid and binding obligation of TopCo;

(o) the Guarantees of the Loan Document Obligations by Parent and the Subsidiary Loan Parties pursuant to the Collateral Agreement or other applicable Security Documents shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(p) (i) any Subordinated Debt or any Guarantee thereof shall cease, for any reason, to be, or shall be asserted by any Loan Party or the holders of at least 25% in aggregate principal amount of any series of Subordinated Debt not to be, validly subordinated to the Loan Document Obligations or the obligations of Parent and the Subsidiary Loan Parties in respect of their Guarantees under the Collateral Agreement or other applicable Security Documents, as the case may be, as provided in the applicable Subordinated Debt Documents or (ii) the Loan Document Obligations shall cease to constitute, or shall be asserted by any Loan Party or in good faith by the holders of at least 25% in aggregate principal amount of any series of Subordinated Debt not to constitute, “Senior Indebtedness” or “Designated Senior Indebtedness” (or the equivalent thereof) under the subordination provisions of any Subordinated Debt Document; or

(q) (i) the Liens securing the Second-Lien Notes (or any extension, renewal or replacement thereof) or any Additional Second-Lien Debt (or any extension, renewal or replacement thereof) or, in each case, any Guarantee thereof shall cease, for any reason, to be, or shall be asserted by any Loan Party or in good faith by the holders of at least 25% in aggregate principal amount of the Second-Lien Notes (or any extension, renewal or replacement thereof) or the Additional Second-Lien Debt (or any extension, renewal or replacement thereof), as applicable, not to be, subordinated to the Liens securing the Loan Document Obligations or the obligations of Parent and the Subsidiary Loan Parties in respect of their Guarantees under the Collateral Agreement or other applicable Security Documents, as the case may be, to the extent provided by the Intercreditor Agreement or (ii) the Loan Document Obligations shall cease to constitute, or shall be asserted by any Loan Party or the holders of at least 25% in aggregate principal amount of the Second-Lien Notes (or any extension, renewal or replacement thereof) or any Additional Second-Lien Debt (or any extension, renewal or extension thereof) not to constitute, “First Priority Obligations” under the Intercreditor Agreement; or

(r) a Change in Control shall occur;

then, and in every such event (other than an event with respect to Parent, Intermediate Holdings, Holdings or the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times (except in the case of an event under paragraph (d) of this Section in respect of a failure to observe or perform any covenant under Section 6.12, Section 6.13 or Section 6.14 if notice has been given by Parent of its intent to exercise its Cure Right, in which case the following actions may not be taken until Parent’s ability to exercise its Cure Right under Section 7.03 has expired): (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Parent, Intermediate Holdings, Holdings or the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether a Default has occurred under paragraph (h), (i) or (j) of Section 7.01, any reference in any such paragraph to any Subsidiary shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in such paragraph that did not, as of the last day of the fiscal quarter of Parent most-recently ended, have assets with a value equal to or greater than 2.5% of consolidated total assets of Parent, the Borrower and the Subsidiaries as of such date, based on the consolidated balance sheet of Parent, the Borrower and the Subsidiaries as of such date, provided that if it is necessary to exclude more than one Subsidiary from paragraph (h), (i) or (j) of Section 7.01 pursuant to this paragraph in order to avoid a Default, the aggregate value of the assets of all such excluded Subsidiaries as of such last day may not exceed 10.0% of consolidated total assets of Parent, the Borrower and the Subsidiaries as of such date, based on the consolidated balance sheet of Parent, the Borrower and the Subsidiaries as of such date.

SECTION 7.03. Equity Cure. (a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that Parent fails to comply with the requirements of the covenant under Section 6.12, Section 6.13 or Section 6.14, until the expiration of the fifteenth day subsequent to the date the certificate of Parent’s Financial Officer calculating such covenant is required to be delivered pursuant to Section 5.01(c), the direct or indirect holders of Equity Interests in Parent (other than Parent, the Borrower or any Subsidiary) shall have the right to contribute cash in an aggregate amount equal to the amount necessary to cure the relevant failure to comply with such covenant to Parent as common equity or other equity of Parent (other than Disqualified Equity Interests) (the “Cure Right”), and upon the receipt by Parent of such cash (the “Cure Amount”) pursuant to the exercise by such holders of Equity Interests in Parent of such Cure Right and the further contribution of such cash to the Borrower, such covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased, solely for the purpose of measuring compliance with the covenants under Sections 6.12, 6.13 and 6.14 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, Parent shall then be in compliance with the requirements of the covenants under Sections 6.12, 6.13 and 6.14, Parent shall be deemed to have satisfied the requirements of the covenants under Sections 6.12, 6.13 and 6.14 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default or Event of Default of the covenants under Sections 6.12, 6.13 and 6.14 that had occurred shall be deemed cured for this purpose under this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period of Parent there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) in each eight-fiscal-quarter period, there shall be a period of at least four consecutive fiscal quarters during which the Cure Right is not exercised and (iii) the Cure Amount shall not exceed the amount required to cause Parent to be in compliance with the covenants under Sections 6.12, 6.13 and 6.14. Contributions made pursuant to this Section 7.03 shall be disregarded for purposes of determining any baskets with respect to the covenants (including the related definitions) set forth herein, except as otherwise expressly contemplated by this Section 7.03.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement to serve as administrative agent and collateral agent under the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Security Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefore to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 2.05(j) or Section 9.02), provided that the Administrative Agent shall not be required to take any action that, in its opinion, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 2.05(j) or Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Parent, Intermediate Holdings, Holdings, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time upon notice to the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor that is reasonably acceptable to the Borrower. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent that shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or Incremental Facility Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, and agreed to be bound by the terms of, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations, to have agreed to the foregoing provisions.

Notwithstanding anything herein to the contrary, none of the Arrangers or the Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any other Loan Document (except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder), but such Persons shall have the benefit of the indemnities provided for hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a) if to TopCo, Parent, Intermediate Holdings or Holdings, to it c/o Golden Gate Capital, One Embarcadero Center, Suite 3300, San Francisco, California 94111, Attention of Prescott Ashe/Rajeev Amara (Facsimile No.: 415-627-4501), with a copy to Kirkland & Ellis LLP, 555 California St., Suite 2700, San Francisco, California 94104, Attention of Steve Oetgen (Facsimile No.: 415-439-1500);

(b) if to the Borrower, to Aspect Software, Inc., 300 Apollo Drive, Chelmsford, MA 01824, Attention of General Counsel and/or Chief Financial Officer (Facsimile No.: 978-952-0795), with a copy to Kirkland & Ellis LLP, 555 California St., Suite 2700, San Francisco, California 94104, Attention of Steve Oetgen (Facsimile No.: 415-439-1500);

(c) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan & Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Shadia Aminu (Facsimile No.: (713) 750-2878, Telephone No.: (713) 750-7933), with a copies to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of John Kowalczuk (Facsimile No.: (212) 270-5127, Telephone No.: (212) 270-6782);

(d) if to an Issuing Bank other than the Administrative Agent, to it at the address or facsimile number set forth separately in writing and delivered to the Borrower and the Administrative Agent; and

(e) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications to the Lenders and the Issuing Banks hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by TopCo or any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Parent, Intermediate Holdings, Holdings or the Borrower in any case shall entitle Parent, Intermediate Holdings, Holdings or the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as otherwise provided in this Section 9.02, in Section 2.20 with respect to any Incremental Facility Amendment and in Section 6.16 with respect to a change in the fiscal year of Parent, the Borrower and the Subsidiaries, and subject to Section 2.21 and 9.04(b)(vii), neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent, Intermediate Holdings, Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto (and, in the case of the TopCo Guarantee Agreement, by the Administrative Agent and TopCo), in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or 4.02 or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment of a Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than any waiver of default interest payable pursuant to Section 2.13(c)), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the commitment fees for purposes of this clause (ii), (iii) postpone the maturity of any Loan, or the date of any scheduled repayment (but not prepayment) of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Facility Amendment, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce or forgive the amount of, waive or excuse any such repayment (but not prepayment), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly adversely affected thereby, (v) change any of the provisions of this Section or reduce the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (it being understood that, other than pursuant to any Incremental Facility Amendment (the consent requirements for which are set forth in Section 2.20) with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders or a particular Class of Lenders on substantially the same basis as the Term Loans and Revolving Commitments on the date hereof), (vi) release Parent or any material Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as expressly provided in the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly set forth in the Security Documents), (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class (it being understood that, with the consent of the Required Lenders, additional extensions of credit may be made pursuant to this Agreement on substantially the same basis as the Term Loans and Revolving Commitments on the date hereof), (ix) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the written consent of such SPV or (x) effect any waiver, amendment or modification of Section 5.02 of the Collateral Agreement or Section 4.1 of the Intercreditor Agreement, in a manner that materially adversely affects the rights of Lenders in respect of payments or Collateral, without the consent of each Lender so affected, and provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Parent, Intermediate Holdings, Holdings, the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Parent, Intermediate Holdings, Holdings and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents, (y) to include appropriately the Lenders holding such credit facilities referenced in the immediately preceding clause (x) in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion and (z) to permit the Borrower to make optional prepayments of Term Loans of any Class on a non-pro rata basis pursuant to auction procedures made available to each Lender of the affected Class, subject to term and conditions mutually agreed by the Administrative Agent, the Borrower and the Required Lenders.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (v) or (viii) of paragraph (b) of this Section, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent, Parent, Intermediate Holdings, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans (as such term is defined below) to permit the refinancing of all outstanding Term Loans (and the payment of all accrued but unpaid interest, premiums and fees thereon) as of the applicable date of determination (the “Refinanced Term Loans”) with a replacement term loan tranche hereunder (the “Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Rate for such Replacement Term Loans shall not exceed the Applicable Rate for such Refinanced Term Loans, (iii) the weighted average life of such Replacement Term Loans shall not be shorter than the weighted average life of such Refinanced Term Loans at the time of such refinancing and (iv) all other terms applicable to such Replacement Term Loans shall be substantially the same as, and no less favorable to the Lenders providing such Replacement Term Loans than, the terms applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the maturity date in respect of the Term Loans in effect immediately prior to such refinancing.

(e) Notwithstanding the foregoing, at any time on or prior to the date that is 120 days after the Effective Date (or, with respect to any Foreign Security Document or Foreign Pledge Agreement, at any time), this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the applicable Loan Parties (or TopCo, as the case may be) without the need to obtain the consent of any other Lender if such amendment is delivered in order to cure ambiguities or defects of, in the sole discretion of the Administrative Agent, a technical or immaterial nature in this Agreement or the applicable Loan Document (it being understood and agreed that the Administrative Agent shall be permitted to consult with the Lenders as to the nature of any such amendment prior to giving effect thereto).

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented (in reasonable detail) out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of a single counsel (in addition to one local counsel in each relevant jurisdiction) for the Administrative Agent, the Syndication Agents and the Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Banks, the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of a single counsel for the Indemnitees (in addition to (x) one local counsel in each relevant jurisdiction and (y) in the case where there is a conflict of interest between any Indemnitee, on the one hand, and the other Indemnitees, on the other hand, separate counsel retained by such Indemnitee), incurred by or asserted against any Indemnitee by any third party or by Parent, the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, but subject to Section 2.05 (f)), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by Parent, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Parent, the Borrower or any Subsidiary, (iv) the Fee Letter dated as of April 17, 2010, among the Borrower, J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A. and Banc of America Securities LLC (and the Summary of Terms and Conditions attached thereto as an exhibit), and the transactions contemplated thereby or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Parent, the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final non-appealable judgment to have resulted from the bad faith, gross negligence or wilful misconduct of such Indemnitee or any of its Related Parties.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, and without limiting the Borrower’s obligation to do so, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at the time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the fullest extent permitted by applicable law, none of Parent, Intermediate Holdings, Holdings or the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by a final non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or any of its Related Parties, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than five Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower, provided that (x) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee and (y) the Borrower shall be deemed to have consented to a proposed assignment if the Borrower has not otherwise objected thereto within five Business Days after receipt of notice of such proposed assignment, (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan or Commitment to a Lender, an Affiliate of a Lender, an Approved Fund or any Permitted Affiliate and (C) each Issuing Bank, provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan or Term Commitment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.17(f).

For purposes of paragraph (b) of this Section, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Parent, Intermediate Holdings, Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(vii) Notwithstanding anything in this Agreement to the contrary, the Permitted Affiliated Lenders shall in no event own or otherwise participate in (and no Lender shall make an assignment or sell participations hereunder to any Permitted Affiliate with respect to) (A) any Revolving Commitments or Revolving Loans or (B) Term Loans having an aggregate principal amount in excess of 10% of the aggregate principal amount of the Term Loans as of the Effective Date. In addition to the foregoing, the Term Loans held by each Permitted Affiliated Lender shall not be included in determining whether the requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Permitted Affiliated Lender (in its capacity as a Lender) differently than other affected Lenders shall require the consent of such Permitted Affiliated Lender. It is understood and agreed that, in each Assignment and Assumption executed by a Permitted Affiliate, such Permitted Affiliate shall (x) indicate to the counterparty to such Assignment and Assumption that such Permitted Affiliate is an Affiliate of the Borrower and (y) represent and warrant to the counterparty to such Assignment and Assumption that, after giving effect to the assignment of Term Loans to be effected by such Assignment and Assumption, the aggregate principal amount of Term Loans held by all Permitted Affiliated Lenders shall not exceed 10% of the aggregate principal amount of the Term Loans as of the Effective Date (it being understood and agreed that each Lender that is not a Permitted Affiliated Lender shall be a third party beneficiary of such Assignment and Assumption with respect to the representation and warranty set forth in this clause (y)).

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other Persons (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Parent, Intermediate Holdings, Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.17(d) with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii) , (iii) , (vi) or (vii) of the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to Section 2.19 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.17(f) as though it were a Lender.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle organized and administered by such Granting Lender (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof, provided that each Lender designating any SPV hereby agrees to indemnify and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPV during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 9.12, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof, provided that the provisions of Section 9.12 shall survive and remain in full force and effect for a period not to exceed 180 days after the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments and the termination of this Agreement.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender and the applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank and their respective Affiliates may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Parent, Intermediate Holdings, Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each of Parent, Intermediate Holdings, Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, provided that, other than in connection with routine regulatory examinations, prior notice shall have been given to the Borrower, to the extent permitted by applicable laws or regulations, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that prior notice shall have been given to the Borrower, to the extent permitted by applicable laws or regulations, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Loan Party and its obligations under the Loan Documents, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than Parent, Intermediate Holdings, Holdings or the Borrower (provided that the source is not actually known by such disclosing party to be bound by an agreement containing provisions substantially the same as those contained in this Section 9.12). For the purposes of this Section, the term “Information” means all information received from or on behalf of Parent, Intermediate Holdings, Holdings or the Borrower relating to Parent, Intermediate Holdings, Holdings or the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Parent, Intermediate Holdings, Holdings or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING PARENT, INTERMEDIATE HOLDINGS, HOLDINGS, THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT PARENT, INTERMEDIATE HOLDINGS, HOLDINGS, THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Parent, Intermediate Holdings, Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies TopCo and each Loan Party, which information includes the name and address of TopCo or such Loan Party (as the case may be) and other information that will allow such Lender to identify TopCo or such Loan Party (as the case may be) in accordance with the USA PATRIOT Act.

SECTION 9.15. Release of Liens and Guarantees. A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary (including pursuant to a merger with a Subsidiary that is not a Loan Party); provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to Parent, Intermediate Holdings, Holdings, the Borrower or any other Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.16. No Fiduciary Relationship. Each of Parent, Intermediate Holdings, Holdings and the Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Parent, Intermediate Holdings, Holdings, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.17. Intercreditor Agreement. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (b) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement and to subject the Liens securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Second Priority Secured Parties (as such term is defined in the Intercreditor Agreement) to issue the Second-Lien Notes and any Additional Second-Lien Debt, and such Second Priority Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ASPECT SOFTWARE PARENT, INC.,

by	/s/ Michael J. Provenzano III
Name: Michael J. Provenzano III
Title: President

ASPECT SOFTWARE INTERMEDIATE HOLDINGS LLC,

by	/s/ Michael J. Provenzano III
Name: Michael J. Provenzano III
Title: President

ASPECT INTERNATIONAL LLC,

by	/s/ Michael J. Provenzano III
Name: Michael J. Provenzano III
Title: President

ASPECT SOFTWARE, INC.,

by	/s/ Michael J. Provenzano III
Name: Michael J. Provenzano III
Title: Executive Vice President and Chief Financial Officer

[Signature Page to the Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Issuing Bank and Syndication Agent,

by	/s/ John G. Kowalczuk
Name: John G. Kowalczuk
Title: Executive Director

[Signature Page to the Credit Agreement]

BANK OF AMERICA, N.A., individually and as Syndication Agent,

by	/s/ John McCusker
Name: John McCusker
Title: Managing Director

[Signature Page to the Credit Agreement]

WELLS FARGO CAPITAL FINANCE, INC.,

by	/s/ Michael Ganann
Name: Michael Ganann
Title: Vice President

[Signature Page to the Credit Agreement]